LOAN AND SECURITY AGREEMENT

Dated as of September 17, 2007

among

APPALACHIAN OIL COMPANY, INC.,

as Borrower,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

and

GREYSTONE BUSINESS CREDIT II, L.L.C.,

as Agent

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

-i-

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

	6.9.	Financial Condition, Statements and Reports.	18
	6.10.	Tax Returns and Payments; Pension Contributions.	19
	6.11.	Compliance with Laws.	19
	6.12.	Litigation.	19
	6.13.	Related Agreements.	20
	6.14.	Use of Proceeds.	20
	6.15.	Insurance.	21
	6.16.	Financial and Collateral Reports.	21
	6.17.	Litigation Cooperation.	23
	6.18.	Maintenance of Collateral, Etc.	23
	6.19.	Notification of Changes.	23
	6.20.	Further Assurances.	23
	6.21.	Negative Covenants.	24
	6.22.	Financial Covenants.	26

7.	RELEASE AND INDEMNITY.		27
	7.1.	Release.	27
	7.2.	Indemnity.	27

8.		TERM.	28
	8.1.	Maturity Date.	28
	8.2.	Early Termination.	28
	8.3.	Payment of Obligations.	29
	8.4.	Effect of Termination.	29

9.	EVENTS OF DEFAULT AND REMEDIES.		29
	9.1.	Events of Default.	29
	9.2.	Remedies.	30
	9.3.	Application of Proceeds.	32

10.	AGENT; THE LENDER GROUP.		33
	10.1.	Appointment and Authorization of Agent.	33
	10.2.	Delegation of Duties.	34
	10.3.	Liability of Agent.	34
	10.4.	Reliance By Agent.	34
	10.5.	Notice of Default or Event of Default.	35
	10.6.	Credit Decision.	35
	10.7.	Costs and Expenses, Indemnification.	35
	10.8.	Agent in Individual Capacity.	36
	10.9.	Successor Agent.	37
	10.10.	Lender in Individual Capacity.	37
	10.11.	Matters Relating to Collateral and Obligations.	38
	10.12.	Restrictions on Actions by the Lenders, Sharing Payments.	38
	10.13.	Agency for Perfection.	39
	10.14.	Payments by Agent to the Lenders.	39
	10.15.	Concerning the Collateral and Related Loan Documents.	39

-ii-

Greystone Business Credit II, L.L.C.	Loan and Security Agreement

	10.16.	Field Audits and Examination Reports, Confidentiality, Disclaimers by the Lenders, Other Reports and Information.	40
	10.17.	Several Obligations, No Liability.	41

11.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.		41
	11.1.	Procedure.	41

12.	GENERAL PROVISIONS.		42
	12.1.	Notices.	42
	12.2.	Severability.	43
	12.3.	Know Your Customer.	43
	12.4.	Integration.	44
	12.5.	Waivers.	44
	12.6.	Amendment, Waivers and Consents.	44
	12.7.	Time of Essence.	45
	12.8.	Attorneys Fees and Costs.	45
	12.9.	Benefit of Agreement; Assignability.	46
	12.10.	Confidentiality.	48
	12.11.	Headings; Construction.	49
	12.12.	GOVERNING LAW; CONSENT TO FORUM, ETC.	49
	12.13.	WAIVER OF JURY TRIAL, ETC.	50

Schedule 3.1	Conditions Precedent to the Initial Extension of Credit
Schedule 6.1	Ownership of Borrower and Borrower's Subsidiaries
Schedule 6.2	Borrower's Prior Names and Present and Prior Trade Names
Schedule 6.7	Commercial Tort Claims
Schedule 6.8	Collateral Locations
Schedule 6.12	Litigation
Schedule 6.21	Negative Covenants
Schedule A	Description of Certain Terms
Schedule B	Definitions
Schedule B-1	Trademarks
Exhibit A	Form of Term Note A
Exhibit B	Form of Term Note B
Exhibit C	Form of Assignment and Acceptance

-iii-

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (as it may be amended, supplemented or modified from time to time, this "Agreement") is entered into on September 17, 2007, among Appalachian Oil Company, Inc., ("Borrower"), a Tennessee corporation, the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, being referred to individually as a "Lender" and collectively as the "the Lenders"), and Greystone Business Credit II, L.L.C., in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, "Agent"). The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

1.	LOANS AND CREDIT ACCOMMODATIONS.

1.1. Amount.

Subject to the terms and conditions contained in this Agreement:

(a) Revolving Loans and Credit Accommodations. From time to time during the Term at Borrower's request, each Lender with a Revolving Loan Commitment agrees (severally and not jointly) to make revolving loans to Borrower ("Revolving Loans"; for the sake of clarity, such term also includes all Protective Advances and Disproportionate Advances) and make letters of credit, bankers acceptances and other credit accommodations ("Credit Accommodations") available to Borrower, in proportion to such Lender's Pro Rata Revolving Share of the requested Revolving Loans, up to such Lender's Revolving Loan Commitment, in each case to the extent that there is sufficient Availability (defined below) at the time of such request to cover, dollar for dollar, the requested Revolving Loan or Credit Accommodation; provided, that after giving effect to such Revolving Loan or Credit Accommodation, (x) the outstanding balance of all monetary Obligations (including the principal balance of the Term Loans and the Credit Accommodation Balance) will not exceed the Maximum Facility Amount and (y) none of the other Loan Limits will be exceeded. For this purpose, "Availability" means:

(i) the aggregate amount of Eligible Accounts other than the Cummins Accounts (less maximum existing or asserted taxes, discounts, credits and allowances) multiplied by the Accounts Advance Rate (but in no event to exceed the Accounts Sublimit);

plus

(ii) the aggregate amount of Eligible Accounts consisting solely of the Cummins Accounts (less maximum existing or asserted taxes, discounts, credits and allowances) multiplied by the Inventory Advance Rate (but in no event to exceed together in the aggregate with the advances pursuant to clause (iii) below, the Inventory Sublimit);

plus

(iii) the lower of cost or market value (or, if applicable, the appraised net orderly liquidation value) of Eligible Inventory multiplied by the applicable Inventory Advance Rate, but not to exceed, together in the aggregate with the advances pursuant to clause (ii) above, the Inventory Sublimit;

minus

(iv) all Reserves which Agent has established pursuant to Section 1.2 (including those to be established in connection with the requested Revolving Loan or Credit Accommodation); and

minus

(v) the outstanding principal balance of all Revolving Loans.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans, or make available Letter of Credit Accommodations, hereunder, and the failure of any Lender to make, or make available, its Pro Rata Revolving Share of any Revolving Loan or Letter of Credit Accommodation hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Revolving Share (or, if applicable, its Adjusted Pro Rata Revolving Share) of any Revolving Loans or Letter of Credit Accommodation hereunder.

If Borrower makes a request for a Revolving Loan as provided herein, Agent, at its option and in its sole discretion, shall do either of the following:

(A) advance the amount of the proposed Revolving Loan to Borrower disproportionately (a "Disproportionate Advance") out of Agent's own funds on behalf of the Lenders according to their respective Pro Rata Revolving Loan Shares thereof (or, if applicable, their respective Adjusted Pro Rata Revolving Shares thereof), which advance shall be on the same day as Borrower's request therefor if Borrower notifies Agent of such request by 1:00 P.M. (New York time) on such day, and request settlement in accordance with Section 11 such that upon such settlement each Lender's share of the outstanding Revolving Loans (including the amount of any Disproportionate Advance) equals its Pro Rata Revolving Share (or, if applicable, its Adjusted Pro Rata Revolving Share); or

(B) notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower of Borrower's request for an advance pursuant to this Section 1.1(a), in which event each Lender shall remit, to the demand deposit account designated by Borrower, at or prior to 3:00 P.M. New York time, on the date of notification, if such notification is made before 1:00 P.M. New York time, or 10:00 A.M. New York time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M. New York time, immediately available funds in an amount equal to such Lender's Pro Rata Revolving Share (or, if applicable, such Lender's Adjusted Pro Rata Revolving Share) of the proposed advance.

If and to the extent that a Defaulting Lender does not settle with Agent as required under this Agreement, Borrower and the Defaulting Lender severally agree to repay to Agent forthwith, on demand, such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, (x) in the case of a Defaulting Lender, at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the "Federal Funds Rate" (or if no such rate is published for the applicable Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent) and (y) in the case of Borrower, at the interest rate applicable at such time for such Loans; provided, that Borrower's obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

(b) Protective Advances. Subject to the limitations set forth in this Section 1.1(b), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent's sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3.2 or otherwise have not been satisfied (including without limitation the condition precedent that the aggregate principal amount of all outstanding Revolving Loans do not exceed Availability), to require the Lenders to make Revolving Loans to the Borrower, according to each such Lender's Pro Rata Revolving Share thereof, which such Revolving Loans the Agent, in its sole judgment, deems necessary or desirable (1) to preserve or protect the business conducted by any Credit Party, the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any amount chargeable to the Borrower pursuant to the terms of this Agreement or any other Loan Document, including required principal payments on the Term Loans, interest costs, fees, expenses, costs and indemnification (any of the advances described in this Section 1.1(b) being hereafter referred to as "Protective Advances"); provided, that (w) the Required Lenders may at any time revoke the Agent's authorization to so require such Lenders to make Protective Advances, any such revocation to be in writing and to become effective prospectively upon the Agent's receipt thereof, (y) the aggregate amount of Protective Advances outstanding at any time, exclusive of those made pursuant to the preceding clause (3), shall not exceed $2,000,000 and (z) the Agent shall be prohibited from so requiring such Lenders to make Protective Advances to the extent the making thereof would cause the aggregate principal amount of all outstanding Revolving Loans to exceed the aggregate Revolving Loan Commitments then in effect less the amount of any Reserves then in effect with respect to the Credit Accommodation Balance. If a Protective Advance is made, or permitted to remain outstanding, pursuant to this Section 1.1(b), then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Advance based upon their Pro Rata Revolving Loan Shares thereof. Borrower shall repay the aggregate outstanding principal amount of Protective Advances upon demand therefore by the Agent.

(c) Term Loan A. Each Lender with a Term Loan A Commitment agrees (severally and not jointly) to make, on the date of this Agreement, an advance to Borrower computed with respect to the value of certain Eligible Equipment owned by Borrower on the date of this Agreement in an amount equal to its Pro Rata Term Loan A Share of the principal amount, if any, set forth in Section 2(a) of Schedule A. Each such advance made by a Lender is sometimes referred to herein as a "Term Loan A Advance" and collectively as "Term Loan A." Each Term Loan A Advance will be evidenced by a term note in the form attached hereto as Exhibit A. After Term Loan A has been made on the date hereof, the Term Loan A Commitment automatically shall be terminated.

(d) Term Loan B. Each Lender with a Term Loan B Commitment shall, at its option and in its sole discretion, (severally and not jointly) make, from time to time on or after the date of this agreement, upon the written request of Borrower (including by electronic mail); provided that no Default or Event of Default exists at such time and Agent has received all appraisals, documents and other matters as Agent shall, in its sole discretion require prior to such advance, advances to Borrower computed with respect to the value of certain Eligible Equipment, real property leases and other contract rights owned by Borrower on the date of this agreement in an amount equal to its Pro Rata Term Loan B Share of the principal amount of such advance up to the aggregate principal amount set forth in Section 2(a) of Schedule A. Each such advance made by a Lender is sometimes referred to herein as a "Term Loan B Advance" and collectively as "Term Loan B." Each Term Loan B Advance will be evidenced by a term note in the form attached hereto as Exhibit B. After Term Loan B has been advanced in full the Term Loan B Commitment shall be automatically terminated.

1.2. Reserves.

Agent may from time to time establish and revise such reserves as Agent deems appropriate in its sole discretion ("Reserves") to reflect (i) events, conditions, contingencies or risks which affect or may affect (A) the Collateral or its value, or the security interests and other rights of Agent or the Lenders in the Collateral or (B) the assets, business or prospects of Borrower or any Obligor, (ii) Agent's good faith concern that any Collateral report or financial information furnished to Agent by or on behalf of Borrower or any Obligor is or may have been incomplete, inaccurate or misleading in any material respect, (iii) any fact or circumstance which Agent determines in good faith constitutes, or could constitute, a Default or Event of Default or (iv) any other events or circumstances which Agent determines in good faith make the establishment or revision of a Reserve prudent. Without limiting the foregoing, Agent shall (w) in the case of each Credit Accommodation issued for the purchase of Inventory (A) which meets the criteria for Eligible Inventory set forth in clauses (i), (ii), (iii), (v), (vi) and (vii) of the definition of Eligible Inventory, (B) which is or will be in transit to one of the locations in the continental United States set forth in Section 9 of Schedule A or at another location in the continental United States of which Agent has been notified as required by Section 6.8 (and which when arrives will constitute Eligible Inventory), (C) which is fully insured in a manner satisfactory to Agent and (D) with respect to which Agent is in possession of all bills of lading and all other documentation which Agent has requested, all in form and substance satisfactory to Agent in its sole discretion, establish a Reserve equal to the Credit Accommodation Inventory Reserve Percentage of the cost of such Inventory (plus all duties, freight, taxes, insurance, costs and other charges and expenses relating to such Credit Accommodation or such Eligible Inventory), (x) in the case of any other Credit Accommodation issued for any purpose, establish a Reserve equal to the full amount of such Credit Accommodation plus all costs and other charges and expenses relating to such Credit Accommodation and, (y) in the case of taxes with respect to fuel inventory and pipeline inventory, establish a Reserve equal to the full amount of such taxes plus all costs and other charges and expenses relating to such taxes. In addition, Agent shall establish a permanent Reserve in the amount set forth in Section 1(f) of Schedule A. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate Agent or the Lenders to make advances to pay such liability or otherwise obligate Agent or the Lenders with respect thereto.

1.3. Other Provisions Applicable to Credit Accommodations.

Agent may, in its sole discretion and on terms and conditions acceptable to Agent, make Credit Accommodations available to Borrower either by issuing them, or by causing other financial institutions to issue them supported by the Agent's or the applicable Lender's guaranty or indemnification; provided, that after giving effect to each Credit Accommodation, the Credit Accommodation Balance will not exceed the Credit Accommodation Limit. Any amounts paid by Agent, Issuing Lender or the Lenders in respect of a Credit Accommodation shall be immediately payable by Borrower without notice, presentment or demand and Borrower and Borrower agrees that each payment made by Agent, Issuing Lender or the Lenders in respect of a Credit Accommodation shall constitute a request by Borrower for a Revolving Loan to reimburse such Person. In the event such Revolving Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the Agent, Issuing Lender or Lenders) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans until repaid. Immediately upon the issuance of a Credit Accommodation in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Pro Rata Revolving Share (including, without limitation, all obligations of Borrower with respect thereto). Borrower hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Credit Accommodation and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.

1.4. Repayment.

(a) Accrued interest on all monetary Obligations shall be payable on the first day of each month. Principal of the Term Loans shall be repaid as set forth in Section 2(a)(ii) and 2(b)(ii) of Schedule A. If at any time any of the Loan Limits are exceeded, Borrower will immediately pay to Agent, on behalf of the Agent and/or the applicable Lenders, such amounts (or provide cash collateral to Agent with respect to the Credit Accommodation Balance in the manner set forth in Section 8.3) as shall cause Borrower to be in full compliance with all of the Loan Limits.

(b) All unpaid monetary Obligations shall be payable in full on the Maturity Date (as defined in Section 8.1) or, if earlier, on the date of any early termination pursuant to Section 8.2.

1.5. Minimum Borrowing.

Subject to the terms and conditions of this Agreement, Borrower agrees to (i) borrow sufficient amounts to cause the outstanding principal balance of the Loans to equal or exceed, at all times prior to the Maturity Date, the Minimum Loan Amount and (ii) maintain Availability sufficient to enable Borrower to do so. However, the Agent and Lenders shall not be obligated to loan Borrower the Minimum Loan Amount other than in accordance with all of the terms and conditions of this Agreement.

1.6. Borrowing Procedure/Credit Accommodation Procedure.

(a) A request for a Revolving Loan shall be made or shall be deemed to be made in the following manner: Borrower shall give Agent same day notice, no later than 1:00 P.M. New York time for such day, of its request for a Revolving Loan. As an accommodation to Borrower, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower, and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

(b) Borrower hereby irrevocably authorizes Agent and Lenders to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: The proceeds of each Revolving Loan requested under Section 1.1(a) shall be disbursed by Agent, or Lenders, in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower to Agent, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Agent, or Borrower and the Lenders, as applicable, from time to time, or elsewhere if pursuant to a written direction from Borrower.

(c) Borrower shall make requests to Agent for Credit Accommodations in writing at least three (3) Business Days prior to the date such Credit Accommodation is to be made available. Each such request shall specify the date such Credit Accommodation is to be made available, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of letter of credit requested and any application or reimbursement agreement required by the issuer of such letter of credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

2.	INTEREST AND FEES.

2.1. Interest.

All Loans and other monetary Obligations shall bear interest at the Interest Rate(s) set forth in Section 3 of Schedule A ("Interest Rates"), except where expressly set forth to the contrary in this Agreement or another Loan Document; provided, that at any time an Event of Default exists, if requested by Agent or Required Lenders (or automatically during the existence of an Event of Default described in Section 9.1(vii) or (viii)), all Loans and other monetary Obligations shall bear interest at a rate per annum equal to two percentage points (2.00) in excess of the rate otherwise applicable thereto (the "Default Rate") until paid in full (notwithstanding the entry of any judgment against Borrower or the exercise of any other right or remedy by Agent or Lenders), and all such interest shall be payable on demand. Changes in the Interest Rate shall be effective as of the date of any change in the Prime Rate. Notwithstanding anything to the contrary contained in this Agreement, the aggregate of all amounts deemed to be interest hereunder and charged or collected by the Agent or the Lenders is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Agent and the Lenders, as applicable, will refund to Borrower any such excess interest received by Agent and the Lenders, as applicable.

2.2. Fees and Warrants.

Borrower shall pay to Agent, for itself or for the benefit of Lenders, as the case may be, the following fees, and issue to Greystone Business Credit II, L.L.C. the following warrants, which are in addition to all interest and other sums payable by Borrower to the Lenders and Agent under this Agreement, are to be shared among Lenders as agreed upon between Agent and each Lender in a separate agreement, and are not refundable:

(a) Fee Letter. To Agent, for the account of Agent, each of the fees described in the Fee Letter, on the dates specified in the Fee Letter.

(b) Closing Fee. A closing fee (the "Closing Fee") in the amount set forth in Section 6(b) of Schedule A, which shall be deemed to be fully earned as of, and payable on, the date hereof.

(c) Facility Fees. A facility fee for the Initial Term (the "Initial Term Facility Fee") in the amount set forth in Section 6(c)(i) of Schedule A (which shall be fully earned as of the date of this Agreement and shall be payable in equal installments due, respectively, on the date hereof and on each anniversary of the date of this Agreement during the Initial Term, other than the Maturity Date), and a facility fee for each Renewal Term (the "Renewal Term Facility Fee") in the amount set forth in Section 6(c)(ii) of Schedule A (which shall be fully earned as of the first day of such Renewal Term and shall be payable in equal installments due, respectively, on the first day of such Renewal Term and on each anniversary thereof during such Renewal Term, other than the Maturity Date).

(d) Servicing Fee. A monthly servicing fee (the "Servicing Fee") in the amount set forth in Section 6(d) of Schedule A, in consideration of Agent's administration and other services pursuant to this Agreement for each month (or part thereof), which shall be fully earned as of, and payable in advance on, the date of this Agreement and on the first day of each month thereafter so long as any of the Obligations are outstanding.

(e) Minimum Borrowing Fee. A minimum borrowing fee (the "Minimum Borrowing Fee") equal to the excess, if any, of (i) interest which would have been payable in respect of each period set forth in Section 6(e)(i) of Schedule A if, at all times during such period, the principal balance of the Loans were equal to the Minimum Loan Amount set forth in Section 6(e)(ii) over (ii) the actual interest payable in respect of such period, which fee shall be fully earned as of the last day of such period and payable on the date set forth in Section 6(e)(iii) of Schedule A and on the Maturity Date, commencing with the immediately following period.

(f) Credit Accommodation Fees. The fees relating to Credit Accommodations (or guaranties thereof by the Lenders) in the amount(s) set forth in Section 6(g) of Schedule A (the "Credit Accommodation Fees"), payable, in arrears, on the first day of each month so long as any of the Obligations are outstanding and on the Maturity Date, plus all costs and fees charged by the issuer, payable as and when such costs and fees are charged.

(g) Warrants. Warrants to acquire the capital stock of Borrower (the "Warrants"), as summarized in Section 6(f) of Schedule A and as more fully set forth in a separate warrant agreement executed by Borrower contemporaneously with this Agreement.

2.3. Computation of Interest and Fees.

(a) All interest and fees shall be calculated daily on the closing balances in the Loan Account based on the actual number of days elapsed in a year of 360 days. For purposes of calculating interest and fees, if the outstanding daily principal balance of the Revolving Loans is a credit balance, such balance shall be deemed to be zero.

(b) If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party's policies with respect to capital adequacy), then from time to time, after submission by Agent or such Lender, as applicable, to Borrower of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrower shall pay to such party such additional amount or amounts ("Capital Adequacy Charge") as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

2.4. Loan Account; Monthly Accountings.

Agent shall maintain a loan account for Borrower reflecting all advances, charges, expenses and payments made pursuant to this Agreement (the "Loan Account"), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account. Each accounting shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by any Lender or Agent), unless Borrower notifies Agent in writing to the contrary within 30 days after such account is rendered, describing the nature of any alleged errors or omissions. However, Agent's failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Principal, interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid to issuers of Credit Accommodations) may, in Agent's sole discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Loans (and be deemed to have been requested by Borrower) and will bear interest at the same rate as other Revolving Loans.

3.	CONDITIONS.

3.1. Conditions Precedent to the Initial Extension of Credit.

The obligation of the Lenders to make the initial Loans, or make available the initial Credit Accommodations, whichever occurs first, is subject to the fulfillment (or waiver), to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit.

The obligation of each Lender to make any Loans, or make available any Credit Accommodations, hereunder at any time shall be subject to the following conditions precedent: (i) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (ii) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making of such extension of credit; (iii) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force against any Credit Party, Agent, any Lender, or any of their Affiliates; and (iv) no material adverse change shall have occurred and be continuing since the Closing Date.

4.	SECURITY INTEREST.

4.1. Grant of Security Interest.

To secure the full payment and performance of all of the Obligations, Borrower hereby assigns and grants to Agent, for the benefit of Agent and the Lenders, a continuing security interest in the all of the property of Borrower, whether tangible or intangible, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including all of the following property of Borrower: (i) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory (whether or not Eligible Inventory); (iv) all Goods (other than Inventory), including Equipment, vehicles and Fixtures; (v) all Investment Property; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) all Commercial Tort Claims listed in Schedule 6.7; (ix) all Supporting Obligations; (x) any other property of Borrower now or hereafter in the possession, custody or control of Lender or Agent or any parent, Affiliate or Subsidiary of Agent or Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

4.2. Possessory Collateral.

Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent, for the benefit of Agent and the Lenders (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

4.3. Preservation of Collateral and Perfection of Security Interest.

Borrower shall, at the request of Agent, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent and the Lenders (free and clear of all other Liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations and to facilitate the collection of the Collateral. Borrower authorizes Agent to file, transmit, or communicate, as applicable, financing statements and amendments describing the Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect, in order to perfect Agent's Liens in the Collateral without Borrower's signature. Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any financing statements filed prior to the date hereof.

5.	ADMINISTRATION.

5.1. Lock Boxes and Blocked Accounts.

Borrower will, at its expense, establish (and revise from time to time as Agent may require) procedures acceptable to Agent, in Agent's sole discretion, for the collection of checks, wire transfers and other proceeds of Accounts ("Account Proceeds"), which may include (i) directing all Account Debtors to send all such proceeds directly to a post office box designated by Agent either in the name of Borrower (but as to which Agent has exclusive access) or, at Agent's option, in the name of Agent (a "Lock Box"), (ii) depositing all Account Proceeds received by Borrower into one or more bank accounts maintained in Agent's name (each, a "Blocked Account"), under an arrangement acceptable to Agent with a depository bank acceptable to Agent, pursuant to which all funds deposited into each Blocked Account are to be transferred to Agent in such manner, and with such frequency, as Agent shall specify, (iii) the deposit of collections from service stations into local bank accounts which are swept daily to a concentration account that is a Blocked Account or (iv) a combination of the foregoing. Borrower agrees to execute, and to cause its depository banks to execute, such Lock Box and Blocked Account agreements and other documentation as Agent shall require from time to time in connection with the foregoing.

5.2. Remittance of Proceeds.

Except as provided in Section 5.1, all Proceeds arising from the sale or other disposition of any Collateral shall be delivered, in kind, by Borrower to Agent in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower. Until so delivered to Agent, Borrower shall hold such Proceeds separate and apart from Borrower's other funds and property in an express trust for Agent and the Lenders. Nothing in this Section 5.2 shall limit the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

5.3. Application of Payments.

(a) Subject to clause (b) of this Section 5.3, Agent may, in its sole discretion, apply, reverse and re-apply all cash and non-cash Proceeds of Collateral or other payments received with respect to the Obligations, in such order and manner as Agent shall determine, whether or not the Obligations are due, and whether before or after the occurrence of a Default or an Event of Default; provided, that Agent intends to apply (but shall not be obligated to apply) all payments of Revolving Loans to Protective Advances until all Protective Advances are paid in full prior to applying any such payments to other Revolving Loans; provided, further that, without the consent of the Lenders, no payments shall be applied to the principal balance of the Term Loans, other than regularly scheduled payments described in Sections 2(a)(ii) and 2(b)(ii) of Schedule A, until all Revolving Loans have been paid in full. For purposes of determining Availability, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Agent's receipt of an advice from the Agent's Bank that such items have been credited to the Agent's account at the Agent's Bank (or upon Agent's deposit thereof at the Agent's Bank in the case of payments received by Agent in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by the Agent two (2) Business Days after Agent's receipt of advice of deposit thereof at the Agent's Bank.

(b) If a Waterfall Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all cash and non-cash Proceeds of Collateral or other payments received with respect to the Obligations, in each case as received by Agent, to the payment of the Obligations in the following order:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of Protective Advances or in respect of sums otherwise advanced by Agent to preserve or protect the Collateral or to preserve or protect Agent's Lien in the Collateral (whether or not such Obligations are then due and owing to Agent), until paid in full;

(ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders in respect of the Loans and Commitments, to be shared among the Lender's as agreed upon between Agent and each Lender in a separate agreement, until paid in full;

(iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders in respect of the Loans, to be shared among the Lender's as agreed upon between Agent and each Lender in a separate agreement, until paid in full;

(iv) FOURTH, to the payment of all principal of the Loans then due and owing and to cash collateralize the Credit Accommodation Balance in the manner described in Section 8.3, pro rata based on each Lender's Pro Rata Revolving Share thereof, until paid in full; and

(v) FIFTH, to the payment of all other Obligations owing to Agent and each Lender, pro rata based on Agent's and each Lender's Pro Rata Share thereof, until paid in full.

5.4. Notification; Verification.

Agent or its designee may, from time to time, whether or not a Default or Event of Default has occurred: (i) verify directly with the Account Debtors the validity, amount and other matters relating to the Accounts and Chattel Paper, by means of mail, telephone or otherwise, either in the name of Borrower or Agent or such other name as Agent may choose; (ii) notify Account Debtors that Agent and Lenders have a security interest in the Accounts and that payment thereof is to be made directly to Agent on behalf of Agent and the Lenders.

5.5. Power of Attorney.

Borrower hereby grants to Agent, on behalf of the Agent and the Lenders, an irrevocable power of attorney, coupled with an interest, authorizing and permitting Agent (acting through any of its officers, employees, attorneys or agents), at any time (whether or not a Default or Event of Default has occurred and is continuing, except as expressly provided below), at Agent's option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise: (i) execute on behalf of Borrower any documents that Agent may, in its sole discretion, deem advisable in order to perfect and maintain Agent's Liens in the Collateral, to exercise a right of Borrower, Agent or any Lender, or to fully consummate all the transactions contemplated by this Agreement and the other Loan Documents (including such financing statements and continuation financing statements, and amendments thereto, as Agent shall deem necessary or appropriate) and to file as a financing statement any copy of this Agreement or any financing statement signed by Borrower; (ii) execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Agent or Lender has an interest; (iii) execute on behalf of Borrower any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic's, materialman's or other Lien; (iv) execute on behalf of Borrower any notice to any Account Debtor; (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (vi) endorse Borrower's name on all checks and other forms of remittances received by Agent or Lender; (vii) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (viii) after the occurrence of a Default or Event of Default, grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (ix) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor; (x) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 6.14; (xi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (xii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, Borrower to give Agent and the Lenders the same rights of access and other rights with respect thereto as Agent and the Lenders have under this Agreement; (xiii) after the occurrence of a Default or Event of Default, change the address for delivery of Borrower's mail and receive and open all mail addressed to Borrower; and (xiv) endorse or assign to Agent or the Lenders on Borrower's behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrower pursuant to Section 4.2. Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys' fees incurred, by Agent or the Lenders with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Borrower agrees that Agent's rights under the foregoing power of attorney or any of Agent's or the Lenders' other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Agent or the Lenders are in control of the business, management or properties of Borrower.

5.6. Disputes.

Borrower shall promptly notify Agent of all disputes or claims relating to Accounts and Chattel Paper. Borrower will not, without Agent's prior written consent, compromise or settle any Account or Chattel Paper for less than the full amount thereof, grant any extension of time of payment of any Account or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any Account or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any Account or Chattel Paper; except that prior to the occurrence of an Event of Default, Borrower may take any of such actions in the ordinary course of its business, provided that Borrower promptly reports the same to Agent.

5.7. Invoices.

At Agent's request, Borrower will cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Agent, to reflect the Agent's and Lenders' security interest therein.

5.8. Inventory.

(a) Returns. Provided that no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower will promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount (sending a copy to Agent). After the occurrence of an Event of Default, Borrower will not accept any return without Agent's prior written consent. Upon Agent's demand, regardless of whether an Event of Default has occurred, Borrower will (i) hold the returned Inventory in trust for the Agent and the Lenders; (ii) segregate all returned Inventory from all of Borrower's other property; (iii) conspicuously label the returned Inventory as the Agent's and the Lenders' property; and (iv) immediately notify Agent of the return of such Inventory, specifying the reason for such return, the location and the condition of the returned Inventory and, at Agent's request, deliver such returned Inventory to Agent at an address specified by Agent.

(b) Other Covenants. Borrower will not, without Agent's prior written consent, (i) store any Inventory with any warehouseman or other third party other than as set forth in Schedule 6.8 or (ii) sell any Inventory on a sale-or-return, guaranteed sale, or other contingent basis other than as set forth on Schedule 6.8. Borrower warrants and represents that all of the Inventory has been produced only in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

5.9. Access to Collateral, Books and Records.

At reasonable times, and on one Business Day's notice prior to the occurrence of a Default or an Event of Default and at any time and with or without notice after the occurrence of a Default or an Event of Default, Agent or its respective agents shall have the right to inspect the Collateral, and the right to examine and copy each Credit Party's books and records. Agent shall take reasonable steps to keep confidential, to the extent required by and in the manner provided by Section 12.10, all information obtained in any such inspection or examination. Borrower shall, and shall cause each of the other Credit Parties to, give Agent access to any or all of each Credit Party's premises to enable Agent to conduct such inspections and examinations. Such inspections and examinations shall be at Borrower's expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Agent's then current standard charge), plus reasonable out-of-pocket expenses. Agent may, at Borrower's expense, use each Credit Party's personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Agent, in its sole discretion, deems appropriate. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Agent, at Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address without first obtaining Agent's written consent (which consent may be conditioned upon such accounting firm, service bureau or other third party agreeing to give Agent the same rights with respect to access to books and records and related rights as Agent has under this Agreement).

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Agent and the Lenders to enter into this Agreement, Borrower represents, warrants and covenants as follows (it being understood that (i) each such representation and warranty will be deemed remade as of the date on which each Loan is made and each Credit Accommodation is provided and shall not be affected by any knowledge of, or any investigation by, Agent or any Lender, and (ii) the accuracy of each such representation, warranty and covenant will be a condition to each Loan and Credit Accommodation):

6.1. Existence and Authority.

Borrower is duly organized, validly existing and in good standing under the laws of the State of Tennessee and each of the other Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party is qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on such Credit Party. The execution, delivery and performance by Borrower of this Agreement and by each of the Credit Parties of the other Loan Documents have been duly and validly authorized, do not violate any Credit Party's articles or certificate of incorporation or formation, by-laws or other organizational documents, or any law or any agreement or instrument or any court order which is binding upon any Credit Party or the property of any Credit Party, do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument which is binding upon any Credit Party or its property, and do not require the consent of any Person. This Agreement and such other Loan Documents have been duly executed and delivered by, and are enforceable against, each Credit Party that has signed them, in accordance with their respective terms. Schedule 6.1 sets forth the ownership of each Credit Party and the names and ownership of each Credit Party's Subsidiaries as of the date of this Agreement.

6.2. Name; Trade Names and Styles.

The name of Borrower set forth in the heading to this Agreement is its correct and complete legal name as of the date hereof. Listed in Schedule 6.2 are all prior names of Borrower and all of Borrower's present and prior trade names, including any name that it has used in any of its Federal tax returns or correspondence pertaining thereto. Borrower shall give Agent at least thirty days' prior written notice before changing its name or doing business under any other name and shall not use any name, other than its correct and complete legal name, on any of its Federal tax returns or related correspondence. Borrower has complied with all laws relating to the conduct of business under a fictitious business name. Borrower represents and warrants that (i) each trade name does not refer to another corporation or other legal entity; and (ii) all Accounts invoiced under any such trade names are owned exclusively by Borrower and are subject to Agent's Liens and the other terms of this Agreement.

6.3. Title to Collateral; Permitted Liens.

Borrower has good and marketable title to the Collateral. The Collateral now is and will remain free and clear of any and all Liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Agent and the Lenders now have, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Agent and the Lenders and the Collateral against all claims of others. None of the Collateral which is Equipment is or will be affixed to any real property in such a manner, or with such intent, as to become a Fixture. Except for leases or subleases as to which Borrower has delivered to Agent a landlord's waiver in form and substance satisfactory to Agent or with respect to which Agent has, in its sole discretion, maintained such Reserves as Agent deems appropriate, Borrower is not a lessee or sublessee under any real property lease or sublease pursuant to which the lessor or sublessor may obtain any rights in any of the Collateral, and no such lease or sublease now prohibits, restrains, impairs or conditions, or will prohibit, restrain, impair or condition, Borrower's right to remove any Collateral from the premises. Except for warehouses as to which Borrower has delivered to Agent a warehouseman's waiver in form and substance satisfactory to Agent, Borrower is not a bailor of any Goods at any warehouse under an arrangement pursuant to which the warehouseman may obtain any rights in any of the Collateral. Prior to causing or permitting any Collateral to be located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lienholder or otherwise), Borrower shall, whenever requested by Agent, cause each such third party to execute and deliver to Agent, in form and substance acceptable to Agent, such waivers and subordinations as Agent shall specify, so as to ensure that Agent's and the Lenders' rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

6.4. Accounts and Chattel Paper.

As of each date reported by Borrower, all Accounts which Borrower has reported to Agent as being Eligible Accounts comply in all respects with the criteria for eligibility established by Agent and in effect at such time. All Accounts and Chattel Paper are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

6.5. Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6.6. Investment Property.

Borrower will take any and all actions required or requested by Agent, from time to time, to (i) cause Agent, for the benefit of Agent and the Lenders, to obtain exclusive control of any Investment Property in a manner acceptable to Agent and (ii) obtain from any issuers of Investment Property and such other Persons as Agent shall specify, for the benefit of Agent and the Lenders, written confirmation of Agent's exclusive control over such Investment Property and take such other actions as Agent may request to perfect Agent's Liens in such Investment Property. For purposes of this Section 6.6, Agent shall have exclusive control of Investment Property if (A) pursuant to Section 4.2, such Investment Property consists of certificated securities and Borrower delivers such certificated securities to Agent (with appropriate endorsements if such certificated securities are in registered form); (B) such Investment Property consists of uncertificated securities and either (x) Borrower delivers such uncertificated securities to Agent, on behalf of the Lenders, or (y) the issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with instructions originated by Agent without further consent by Borrower, and (C) such Investment Property consists of security entitlements and either (x) Agent becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with entitlement orders originated by Agent without further consent by Borrower.

6.7. Commercial Tort Claims.

Borrower has no Commercial Tort Claims pending other than those listed in Schedule 6.7, and Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party. Such notice shall constitute Borrower's authorization to amend such Schedule 6.7 to add such Commercial Tort Claim.

6.8. State of Organization; Location of Collateral.

Borrower's Address is Borrower's chief executive office and the location of its books and records. In addition, except as provided in the immediately following sentence, Borrower has places of business and Collateral located only at the locations set forth on Schedule 6.8. Borrower will give Agent at least thirty days' prior written notice (along with an update to Schedule 6.8 to reflect the same) before changing Borrower's state of organization, opening any additional place of business, changing its chief executive office or the location of its books and records, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth in Schedule 6.8, and will execute and deliver all financing statements and other agreements, instruments and documents which Agent shall require as a result thereof.

6.9. Financial Condition, Statements and Reports.

All financial statements delivered to Agent or any Lender by or on behalf of any Credit Party have been prepared in conformity with GAAP and completely and fairly reflect the financial condition of the Credit Parties, at the times and for the periods therein stated. Between the last date covered by any such financial statement provided to Agent and the date hereof (or, with respect to the remaking of this representation in connection with the making of any Loan or the providing of any Credit Accommodation, the date such Loan is made or such Credit Accommodation is provided) there has been no material adverse change in the financial condition or business of any Credit Party. Each Credit Party is solvent and able to pay its debts as they come due, and has sufficient capital to carry on its business as now conducted and as proposed to be conducted. All schedules, reports and other information and documentation delivered by or on behalf of any Credit Party to Agent or any Lender with respect to the Collateral are, or when delivered will be, true, correct and complete as of the date delivered or the date specified therein; provided, that with respect to locations resulting from new third party dealer supply contracts, such information shall be reported to Agent within thirty days' after the execution of such contracts.

6.10. Tax Returns and Payments; Pension Contributions.

Each Credit Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable taxes, assessments, deposits and contributions owing by each Credit Party and will timely pay all such items in the future as they became due and payable. The Credit Parties may, however, defer payment of any contested taxes; provided, that the Credit Parties (i) in good faith contest their obligations to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) Borrower notifies Agent in writing of the commencement of, and any material development in, the proceedings; (iii) post bonds or take any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (iv) maintain adequate reserves therefor in conformity with GAAP. Borrower is unaware of any claims or adjustments proposed for any of any Credit Party's prior tax years that could result in additional taxes becoming due and payable by any Credit Party. Each Credit Party has paid, and shall continue to pay, all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and no Credit Party has withdrawn from participation in, permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could result in any liability of any Credit Party, including any liability to the Pension Benefit Guaranty Corporation or any other governmental agency.

6.11. Compliance with Laws.

Each Credit Party has complied in all material respects with all provisions of all applicable laws and regulations, including those relating to each Credit Party's ownership of real or personal property, the conduct and licensing of each Credit Party's business, the payment and withholding of taxes, ERISA and other employee matters, safety and environmental matters.

6.12. Litigation.

Schedule 6.12 discloses all claims, proceedings, litigation or investigations pending or (to the best of Borrower's knowledge) threatened against any Credit Party. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of Borrower's knowledge) threatened by or against or affecting any Credit Party in any court or before any governmental agency (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any material adverse change in the financial condition or business of any Credit Party, or in any material impairment in the ability of any Credit Party to carry on its business in substantially the same manner as it is now being conducted. Borrower will promptly inform Agent in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against any Credit Party.

6.13. Related Agreements.

Borrower has caused to be delivered to Agent as of the date hereof a true and correct copy of the Related Agreements. Borrower, and each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the date hereof, the Related Transactions have been consummated (or are being consummated contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. The Acquisition complies with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by Borrower and each other party to the Related Agreements in connection with the Acquisition have been duly obtained and are in full force and effect. All applicable waiting periods with respect to the Acquisition have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Acquisition. The execution and delivery of the Related Agreements did not, and the consummation of the Acquisition does not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower or any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower is a party or by which Borrower is bound, or to which any other party to the Related Agreements is a party or by which any such party is bound. No statement or representation made in the Related Agreements by Borrower or any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein. As of the date hereof, (i) each of the representations and warranties contained in the Related Agreements made by Borrower is true and correct in all material respects and (ii) each of the representations and warranties contained in the Related Agreements made by any other Person is true and correct in all material respects.

6.14. Use of Proceeds.

All proceeds of all Loans will be used solely for lawful business purposes.

6.15. Insurance.

Borrower will, and will cause each other Credit Party to, at all times carry property, liability, and other insurance (including insurance covering assets in-transit), with insurers acceptable to Agent, in such form and amounts, and with such deductibles and other provisions, as Agent shall require, and Borrower will, and will cause each other Credit Party to, provide Agent with evidence satisfactory to Agent that such insurance is, at all times, in full force and effect. Each property insurance policy shall name Agent as loss payee and shall contain a lender's loss payable endorsement in form acceptable to Agent, each liability insurance policy shall name Agent as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Agent, all in form and substance satisfactory to Agent. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days' prior written notice to Agent, shall contain breach of warranty coverage, and shall otherwise be in form and substance satisfactory to Agent. Upon receipt of the proceeds of any such insurance, Agent, will apply such proceeds in reduction of the Obligations as provided in Section 5.3. Borrower will, and will cause each other Credit Party to, promptly deliver to Agent copies of all reports made to insurance companies.

6.16. Financial and Collateral Reports.

Each Credit Party has kept and Borrower will, and will cause each other Credit Party to, keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions, and will cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP, unless such Credit Party's certified public accountants concur in any change therein and such change is disclosed to Agent):

(a) Collateral Reports. On or before the fifteenth day of each month (or as more frequently from time to time required by Agent in its sole discretion), a schedule of sales made, credits issued and cash received by Borrower, an aging of Borrower's Accounts, Chattel Paper and notes receivable, and weekly Inventory reports, all in such form, and together with such additional certificates, schedules and other information with respect to the Collateral or the business of Borrower or any Obligor, as Agent shall request; provided, that Borrower's failure to execute and deliver the same shall not affect or limit Agent's Liens and other rights in any of the Accounts, nor shall the Lenders' failure to advance or lend against a specific Account affect or limit Agent's Liens and other rights therein. Together with each such schedule, Borrower shall furnish Agent with copies (or, at Agent's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. In addition, Borrower shall deliver to Agent the originals of all Instruments, Chattel Paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts, immediately upon receipt thereof and in the same form as received, with all necessary endorsements. Agent may destroy or otherwise dispose of all documents, schedules and other papers delivered to Agent pursuant to this Agreement (other than originals of Instruments, Chattel Paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts) six months after Agent receives them, unless Borrower requests their return in writing in advance and arranges for their return to Borrower at Borrower's expense;

(b) Annual Statements. Not later than one hundred five days after the close of each Fiscal Year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent, together with a copy of any management letter issued in connection therewith and a letter from such accountants acknowledging that Agent and the Lenders are relying on such financial statements;

(c) Interim Statements. Not later than thirty days after the end of each month hereafter (such period to reduce to fifteen days after the end of each month beginning February 2008 unless Borrower provides evidence satisfactory to Agent that it is not able to produce such statements within fifteen days), including the last month of Borrower's Fiscal Year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's Fiscal Year then elapsed, on a consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(d) Projections, Etc. Such business projections, Availability projections, business plans, budgets and cash flow statements for Borrower and its Subsidiaries as Agent shall request from time to time;

(e) Shareholder Reports, Etc. Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Credit Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Credit Party files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(f) ERISA Reports. Upon request by Agent, copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto;

(g) Appraisals. Not earlier than 45 days before each six month anniversary (or each yearly anniversary with respect to updated Equipment Appraisals and leasehold interest and dealer contract right appraisals) of the date of this Agreement during the Term, and not later than 45 days after each six month anniversary (or each yearly anniversary with respect to updated Equipment Appraisals) of the date of this Agreement during any Renewal Term, Borrower will cause to be prepared and delivered to Agent an updated auction sale value appraisal of Borrower's Inventory (an "Updated Inventory Appraisal") and an updated auction sale value appraisal of Borrower's Equipment consisting of vehicles, tankers and trucks (an "Updated Equipment Appraisal") by an independent appraiser acceptable to Agent, and an appraisal of Borrower's leasehold interests and dealer contract rights ("Additional Updated Appraisals") each of which appraisals shall include all Inventory and Equipment acquired by Borrower after the date of this Agreement; and

(h) Other Information. Such other data and information (financial and otherwise) as Agent may reasonably request from time to time, bearing upon or related to the Collateral or Borrower's and each of its Subsidiary's financial condition or results of operations.

6.17. Litigation Cooperation.

Should any third-party suit or proceeding be instituted by or against Agent or any Lender with respect to any Collateral or in any manner relating to any Credit Party, Borrower shall, and shall cause each other Credit Party to, without expense to Agent or each such Lender, make available each Credit Party and officers, employees and agents of each Credit Party, and books and records of each Credit Party, without charge, to the extent that Agent or each such Lender deems them reasonably necessary in order to prosecute or defend any such suit or proceeding.

6.18. Maintenance of Collateral, Etc.

Borrower will, and will cause each other Credit Party to, maintain all of its Equipment in good working condition, ordinary wear and tear excepted, and Borrower will not, and will not permit any other Credit Party to, use the Collateral for any unlawful purpose. Borrower will immediately advise Agent in writing of any material loss or damage to the Collateral and of any investigation, action, suit, proceeding or claim relating to the Collateral or which may result in an adverse impact upon any Credit Party's business, assets or financial condition.

6.19. Notification of Changes.

Borrower will promptly notify Agent in writing of any change in the officers or directors of any Credit Party, the opening of any new bank account or other deposit account of any Credit Party, or any material adverse change in the business or financial affairs of any Credit Party or the existence of any circumstance which would make any representation or warranty of any Credit Party untrue in any material respect or constitute a material breach of any covenant of any Credit Party.

6.20. Further Assurances.

Borrower agrees, at its expense, to take, and to cause each other Credit Party to take, all actions, and execute or cause to be executed and delivered to Agent all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, as Agent may request from time to time to perfect and maintain Agent's Lien in the Collateral and to fully carry out the transactions contemplated by this Agreement.

6.21. Negative Covenants.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, except as set forth in Schedule 6.21, Borrower agrees as follows:

(a) Guaranties. Borrower shall not, and shall not permit any other Credit Party to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) the guaranty by Borrower of the obligations of certain Affiliates of Borrower to Greystone Business Credit II, L.L.C.,, (ii) the guaranty by Borrower and its Subsidiaries of the obligations of Holdings to YA Global Investments, L.P. and (iii) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

(b) Indebtedness. Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Credit Parties may (i) borrow money from a Person other than the Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent and the Lenders and in form and substance satisfactory to Agent is executed and delivered to Agent relative thereto; (ii) maintain their present indebtedness listed on Schedule 6.21(b); (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with capital expenditures permitted under this Agreement; and (v) incur operating lease obligations requiring payments not to exceed $385,000 in the aggregate during any Fiscal Year of Borrower.

(c) Liens. Borrower shall not, and shall not permit any other Credit Party to, grant or permit to exist (voluntarily or involuntarily) any Lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. Borrower shall not, and shall not permit any other Credit Party to, (i) enter into any merger or consolidation; (ii) change the state of its organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; (v) enter into any other transaction outside the ordinary course of its business, including any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest; or (vi) acquire any assets except in the ordinary course of business and as otherwise permitted by this Agreement and the other Loan Documents. Borrower shall not, and shall not permit any other Credit Party to, form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

(e) Dividends and Distributions. Except for (i) distributions to Holdings of proceeds of Term Loan B Advances exceeding $1,600,000 in the aggregate, so long as no Default or Event of Default exists at such time, (ii) distributions on a quarterly basis to Holdings of an amount not to exceed the cumulative net profits of Borrower that exceed $1,000,000 on a year-to-date basis at the end of each fiscal quarter, less any previous distributions, so long as no Default or Event of Default is then in existence and after giving effect to such distribution Availability exceeds $2,000,000 and (iii) as provided in Schedule 6.21(e), Borrower shall not, and shall not permit any other Credit Party to, declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock or other equity interest of such Credit Party, except dividends or other distributions paid by a Subsidiary of Borrower to Borrower.

(f) Investments, Loans. Borrower shall not, and shall not permit any other Credit Party to, purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall Borrower lend or otherwise advance funds to, or permit any other Credit Party to lend or otherwise advance funds to, any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and certain loans that may be advanced to NewGen and its subsidiaries by Holdings not to exceed $650,000 outstanding at any time;

(g) Fundamental Changes, Line of Business. Borrower shall not, and shall not permit any other Credit Party to, (i) amend its organizational documents or change its Fiscal Year unless (w) such action would not have a material adverse effect on any Credit Party; (x) such actions would not affect the obligations of any Credit Party, Agent or the Lenders, (y) such actions would not affect the interpretation of any of the terms of this Agreement or the Loan Documents and (z) Agent and the Lenders have received ten (10) days prior written notice of such amendment of change or (ii) or enter into a new line of business materially different from the current business of the Credit Parties;

(h) Equipment. Borrower shall not, and shall not permit any other Credit Party to, (i) permit any Equipment to become a Fixture to real property unless such real property is owned by a Credit Party and is subject to a mortgage in favor of Agent, for the benefit of Agent and the Lenders, or if such real property is leased, is subject to a landlord's agreement in favor of Agent on terms acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority Lien in favor of Agent, for the benefit of Agent and the Lenders, in each case excluding Equipment delivered to third party dealers pursuant to the terms of a supply contract having a term of not less than five years and excluding Equipment at locations with respect to which Agent has maintained such Reserves as Agent shall deem appropriate in its sole discretion;

(i) Affiliate Transactions. Except as set forth on Schedule 6.21(i), Borrower shall not, and shall not permit any other Credit Party to, conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Credit Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate; and

(j) Management Fees, Compensation. Borrower shall not, and shall not permit any other Credit Party to, pay any management or consulting fees to any Persons (excluding the consulting agreement with Jeff Benedict entered into on or before the date hereof), or pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of Borrower in excess of one hundred ten percent (110%) of the aggregate compensation, whether as salary, bonus or otherwise, to all directors, and officers of the Credit Parties in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year's aggregate compensation amount for each subsequent year. The aggregate annual compensation amount(s) shall be adjusted each year for the net addition or loss of directors or officers.

6.22. Financial Covenants.

(a) Capital Expenditures. Borrower will not, and will not permit any other Credit Party to, expend or commit to expend, directly or indirectly, for capital expenditures (including capital lease obligations) for the Credit Parties on a consolidated basis in excess of the amount set forth as the capital expenditure limitation in Section 10(a) of Schedule A in any Fiscal Year.

(b) Net Worth. Borrower will at all times maintain a net worth of at least the amount set forth in Section 8(c) of Schedule A.

(c) Tangible Net Worth. Borrower will, and will cause each other Credit Party to, at all times maintain a minimum tangible net worth for the Credit Parties on a consolidated basis of at least the amount set forth in Section 10(c) of Schedule A.

(d) Working Capital. Borrower will at all times maintain working capital of at least the amount set forth in Section 8(d) of Schedule A.

(e) Net Losses. Borrower will not, and will not permit any other Credit Party to, permit its cumulative net loss for the Credit Parties on a consolidated basis to exceed the amount set forth in Section 10(e) of Schedule A.

(f) Net Income. Borrower will not permit its set forth in Section 10(f) of Schedule A.

(g) Leverage. Borrower will not permit the ratio of its total liabilities to its net worth to exceed, at any time, the ratio set forth in Section 10(g) of Schedule A.

(h) Other Financial Covenants. Borrower will, and will cause each other Credit Party to, comply with any additional financial covenants for the Credit Parties on a consolidated basis set forth in Section 10(h) of Schedule A.

7.	RELEASE AND INDEMNITY.

7.1. Release.

Borrower hereby releases Agent, the Lenders and their respective Affiliates and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Agent or any Lender (the "Released Parties") from any and all liability arising from acts or omissions under or pursuant to this Agreement, whether based on errors of judgment or mistake of law or fact, except for those arising from willful misconduct. However, in no circumstance will any of the Released Parties be liable for lost profits or other special or consequential damages. Such release is made on the date hereof and remade upon each request for a Loan or Credit Accommodation by Borrower. Without limiting the foregoing:

(a) Agent and Lenders shall not be liable for (i) any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gave rise to an Account; (ii) any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account; (iii) settling any Account in good faith for less than the full amount thereof; or (iv) any of Borrower's obligations under any contract or agreement giving rise to an Account; and

(b) In connection with Credit Accommodations or any underlying transaction, Agent and the Lenders shall not be responsible for the conformity of any goods to the documents presented, the validity or genuineness of any documents, or any delay, default or fraud by Borrower, shippers and/or any other Person. Borrower agrees that any action taken by Agent or any Lender, if taken in good faith, or any action taken by an issuer of any Credit Accommodation, under or in connection with any Credit Accommodation, shall be binding on Borrower and shall not create any resulting liability to Agent or the Lenders or limit Borrower's obligations under this Agreement. In furtherance thereof, Agent and the Lenders shall have the full right and authority to clear and resolve any questions of non-compliance of documents, to give any instructions as to acceptance or rejection of any documents or goods, to execute for Borrower's account any and all applications for steamship or airway guaranties, indemnities or delivery orders, to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Credit Accommodations or applications and other documentation pertaining thereto.

7.2. Indemnity.

Borrower hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys' fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or the other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Credit Accommodation, the Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including any loss or claim due to any action or inaction taken by the issuer of any Credit Accommodation) (and for this purpose any charges to Agent and the Lenders by any issuer of Credit Accommodations shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Agent and the Lenders relating to Borrower or the Obligations (except any such amounts sustained or incurred as the result of the willful misconduct of the Released Parties). Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section 7.2 shall survive any termination of this Agreement.

8.	TERM.

8.1. Maturity Date.

The Lenders' obligation to make Loans and to provide Credit Accommodations under this Agreement shall initially continue in effect for a term (the "Initial Term") beginning on the date of this Agreement and ending on the Initial Maturity Date; provided, that the Initial Maturity Date shall automatically be extended (the Initial Maturity Date, as it may be so extended, being referred to as the "Maturity Date") for successive additional terms of one year each (each a "Renewal Term"), unless Borrower, Agent or any Lender gives written notice to the other parties hereto, not less than sixty days prior to the Maturity Date, that such party elects not to extend the Maturity Date. This Agreement and the other Loan Documents and the Agent's Liens, and all representations, warranties and covenants of Borrower contained herein and therein, shall remain in full force and effect after the Maturity Date until all of the monetary Obligations are indefeasibly paid in full.

8.2. Early Termination.

The Lenders' obligation to make Loans and to provide Credit Accommodations under this Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective thirty business days after written notice of termination is given to Agent or (ii) by the Lenders at any time after the occurrence of an Event of Default, without notice, effective immediately. If so terminated under this Section 8.2, Borrower shall pay to (i) Agent, for the benefit of Lenders in accordance with their respective Pro Rata Shares thereof, (i) an early termination fee (the "Early Termination Fee") in the amount set forth in Section 6(h) of Schedule A plus (ii) Agent, for the sole account of Agent, any earned but unpaid fees provided for in the Fee Letter. Such fees shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. In addition, if Borrower so terminates and repays the Obligations without having provided Agent with at least thirty days' prior written notice thereof, Borrower shall pay to Agent, for the benefit of Agent and the Lenders in accordance with their respective Pro Rata Shares thereof, on the effective date of termination, an additional amount equal to thirty days of interest at the applicable interest rate(s), based on the average outstanding amount of the Obligations for the six month period immediately preceding the date of termination.

8.3. Payment of Obligations.

On the Maturity Date or on any earlier effective date of termination, Borrower shall pay in full all Obligations, whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if, on the Maturity Date or on any earlier effective date of termination, there are any outstanding Credit Accommodations, then on such date Borrower shall provide to Agent, for the benefit of Agent and the Lenders, cash collateral in an amount equal to 110% of the Credit Accommodation Balance to secure all of the Obligations (including estimated attorneys' fees and other expenses) relating to said Credit Accommodations or such greater percentage or amount as Agent reasonably deems appropriate, pursuant to a cash pledge agreement in form and substance satisfactory to Agent.

8.4. Effect of Termination.

No termination shall affect or impair any right or remedy of Agent or the Lenders or relieve Borrower of any of the Obligations until all of the monetary Obligations have been indefeasibly paid in full. Upon indefeasible payment and performance in full of all of the monetary Obligations (and the provision of cash collateral with respect to any Credit Accommodation Balance as required by Section 8.3) and termination of this Agreement, Agent and the Lenders shall promptly deliver to Borrower, at the cost of Borrower, termination statements, requests for reconveyances and such other documents as may be reasonably required to terminate the Agent's Liens in the Collateral.

9.	EVENTS OF DEFAULT AND REMEDIES.

9.1. Events of Default.

The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Agent immediate written notice thereof: (i) if any warranty, representation, statement, report or certificate made or delivered to Agent or any Lender by any Credit Party or any other Obligor or any Credit Party's or any other Obligor's officers, employees or agents is untrue or misleading; (ii) if Borrower fails to pay when due any principal or interest on any Loan or any other monetary Obligation; (iii) if any Credit Party or any other Obligor breaches any covenant or obligation contained in this Agreement or any other Loan Document or fails to perform any other non-monetary Obligation; (iv) if any levy, assessment, attachment, seizure, Lien, security interest or encumbrance (other than a Permitted Lien) is made or permitted to exist on all or any part of the Collateral; provided, that if such levy, assessment, attachment, seizure, Lien, security interest or encumbrance involves Collateral having a value of less than $25,000, such occurrence shall not constitute an Event of Default unless it remains unreleased or is not terminated within 30 days after the occurrence thereof; (v) if one or more judgments aggregating in excess of $25,000, or any injunction or attachment, is obtained against any Credit Party or any other Obligor which remains unstayed for more than ten days or is enforced; (vi) the occurrence of any default under any financing agreement, security agreement or other agreement, instrument or document executed and delivered by (A) any Credit Party or any other Obligor with, or in favor of, any Person other than the Agent or a Lender or (B) any Credit Party or any other Obligor or any Affiliate of any Credit Party or any other Obligor with, or in favor of, the Agent or a Lender or any Affiliate of Agent or a Lender; (vii) the dissolution, death, termination of existence in good standing, insolvency or business failure or suspension or cessation of business as usual of any Credit Party or any other Obligor (or of any general partner of any Credit Party or any other Obligor if it is a partnership) or the appointment of a receiver, trustee or custodian for all or any part of the property of, or an assignment for the benefit of creditors by any Credit Party or any other Obligor, or the commencement of any proceeding by any Credit Party or any other Obligor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or if any Credit Party or any other Obligor makes or sends a notice of a bulk transfer or calls a meeting of its creditors; (viii) the commencement of any proceeding against Borrower or any Obligor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (ix) the actual or attempted revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations, or any security document securing the Obligations, by any Obligor; (x) if Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations attempts to limit or terminate its subordination agreement; (xi) if there is any actual or threatened indictment of Borrower or any Obligor under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which the potential penalties or remedies sought or available include forfeiture of any property of Borrower or such Obligor having a value greater than $150,000; (xii) if there is a change in the record or beneficial ownership of an aggregate of more than 25% of the outstanding shares of stock or other equity of Holdings, in one or more transactions, compared to the ownership of outstanding shares of stock or other equity of Holdings as of the date hereof or if Holdings fails to own 100% of the issued and outstanding stock of Borrower without the prior written consent of Agent; (xiii) if there is any change in the chief executive officer, chief operating officer or chief financial officer of Borrower and a replacement acceptable to Lender is not appointed within ninety days; or (xiv) if Agent determines in good faith that the Collateral is insufficient to fully secure the Obligations or that the prospect of payment of performance of the Obligations is impaired.

9.2. Remedies.

(a) Upon the occurrence of any Event of Default, and at any time thereafter, Lenders may and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document.

(b) Upon the occurrence of an Event of Default under subsection (vii) or (viii) of Section 9.1, all of the Obligations shall immediately and automatically become due and payable, without demand, notice or legal process of any kind, and notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any of the Obligations. Upon the occurrence of any other Event of Default, all of the Obligations may, at the option of Agent or the Required Lenders, and without demand, notice and legal process of any kind, be declared, and immediately shall become, due and payable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any of the Obligations.

(c) Upon the occurrence of an Event of Default, Agent may exercise from time to time any rights and remedies available to it or the Lenders under the UCC and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Agent's and the Lenders' rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Agent may, without notice or demand of any kind (all of which are hereby expressly waived by Borrower), do any one or more of the following: (i)  take possession of any or all of the Collateral (in addition to Collateral of which it already has possession) wherever it may be found, and for that purpose Borrower hereby authorizes Agent, without judicial process, to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain (or cause a custodian to remain) on the premises in exclusive control thereof, without charge for so long as Agent deems it reasonably necessary in order to complete the enforcement of rights under this Agreement or any other agreement; provided, that if Agent seeks to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives (A) any bond and any surety or security relating thereto required by law as an incident to such possession, (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof and (C) any requirement that Agent retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iv) require Borrower to assemble any or all of the Collateral and make it available to Agent at one or more places designated by Agent which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Agent may deem advisable; (v) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agent shall have the right to use Borrower's premises, vehicles and other Equipment and all other property without charge; (vi) sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Agent obtains possession of it or after further manufacturing, processing or repair, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit (a "Sale"), and to adjourn any such Sale from time to time without notice other than oral announcement at the time scheduled for Sale (and, in connection therewith, (A) Agent shall have the right to conduct such Sale on Borrower's premises without charge, for such times as Agent deems reasonable, or on such other premises as Agent shall designate, and the Collateral need not be located at the place of Sale; (B) Agent may directly, or through any of its Affiliates, purchase or lease any of the Collateral at any such public disposition, and if permissible under applicable law, at any private disposition and (C) any Sale of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title, physical condition or otherwise at the time of sale); (vii) demand payment of and collect any Accounts, Chattel Paper, Instruments and General Intangibles included in the Collateral and, in connection therewith, Borrower irrevocably authorizes Agent to endorse or sign Borrower's name on all collections, receipts, Instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of Collateral or Proceeds thereof and, in Agent's sole discretion, to grant extensions of time to pay, compromise claims and settle Accounts, General Intangibles and the like for less than face value; and (viii) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or relating thereto. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Obligations under this Agreement or any of the Loan Documents, no remedy at law will provide adequate relief to Agent and the Lenders, and agrees that Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten days prior to such disposition and such notice shall (i) describe Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and the Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and have no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral shall be applied by Agent in accordance with Section 5.3. In addition to the foregoing remedies, upon the occurrence of any Event of Default resulting from a breach of any of the financial covenants set forth in Section 6.21, Agent may, at its option, upon not less than ten days' prior notice to Borrower, reduce any or all of the Advance Rates with the respect to any of the Loans, to the extent Agent, in its sole discretion, deems appropriate. Exercise or partial exercise by Agent or the Lenders of one or more of their rights or remedies shall not be deemed an election or bar Agent and the Lenders from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agent or the Lenders to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed and this Agreement has been terminated.

9.3. Application of Proceeds.

Subject to any application required by law, all Proceeds realized as the result of any Sale shall be applied by Agent in accordance with Section 5.3. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; but Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale, Agent shall, at the election of Agent and the Required Lenders, have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of the cash therefor.

10.	AGENT; THE LENDER GROUP.

10.1. Appointment and Authorization of Agent.

Each Lender hereby designates and appoints Greystone as its representative as Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document, and to exercise such powers and perform such duties, as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 10. The provisions of this Section 10 are solely for the benefit of Agent and the Lenders, and no Credit Party or any other Obligor shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, and that Agent is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, the Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (i) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, collections and related matters, (ii) to execute or file any and all UCC financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (iii) to make Advances, for itself or on behalf of the Lenders as provided in the Loan Documents, (iv) to exclusively receive, apply, and distribute the collections as provided in the Loan Documents, (v) to open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and collections, (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, collections, or otherwise related to any of same as provided in the Loan Documents, and (vii) to incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

10.2. Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

10.3. Liability of Agent.

None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, any Obligor or any Subsidiary or Affiliate of Borrower or any Obligor, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or any other Person.

10.4. Reliance By Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person(s), and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

10.5. Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal or interest required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Events of Default resulting from a default by Borrower in the payment of principal or interest required to be paid to Agent for the account of the Lenders. Each Lender shall be solely responsible for giving any notices to its participants, if any. Subject to Section 10.4, Agent shall take such action with respect to any Default or Event of Default as may be requested by Agent and the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

10.6. Credit Decision.

Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower or any Obligor or any Subsidiary or Affiliate of Borrower or any Obligor, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

10.7. Costs and Expenses, Indemnification.

Agent may incur and pay expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, legal fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral and any taxes related thereto (unless this Agreement expressly provides that Borrower is not obligated to pay such taxes) ("Lender Group Expenses"), whether or not Borrower is obligated to reimburse Agent or the Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from any collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to the Lenders. In the event Agent is not reimbursed for such costs and expenses from the collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all such costs and expenses; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such costs and expenses resulting solely from such Person's gross negligence or willful misconduct, nor shall any Lender (other than the Defaulting Lender) be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including legal, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

10.8. Agent in Individual Capacity.

Agent and any of its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as Agent was not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "the Lenders" include Agent in its individual capacity as a Lender.

10.9. Successor Agent.

Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders; provided, that Borrower shall have consented to such successor Agent (which consent shall not be unreasonably withheld or delayed), except that such consent of Borrower shall not be required if (a) an Event of Default then exists, (b) such successor Agent is becoming a successor Agent in connection with a merger or consolidation with or acquisition of Agent, or (c) such successor Agent is an Affiliate of the resigning Agent. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders (and, unless an Event of Default then exists, Borrower), a successor Agent. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

10.10.  Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Disproportionate Advances and Protective Advances, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

10.11. Matters Relating to Collateral and Obligations.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release Agent's Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Credit Party owned any interest at the time Agent's Lien was granted or at any time thereafter, or (iv) constituting property leased to a Credit Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of Agent and the Lenders, or (z) otherwise, Agent and the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.11; provided, that (x)  Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (y) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Credit Party or any other Person or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral and the Obligations, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral and the Obligations in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

10.12. Restrictions on Actions by the Lenders, Sharing Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's applicable portion of all such distributions by Agent, such Lender promptly shall (x) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with Section 5.3, or (y) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other the Lenders so that such excess payment received shall be applied among the Lenders in accordance with their ratable portions of principal and applicable portions of interest and fees; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

10.13. Agency for Perfection.

Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with the applicable personal property security legislation can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

10.14. Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

10.15. Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

10.16. Field Audits and Examination Reports, Confidentiality, Disclaimers by the Lenders, Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender: (i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports, (ii) expressly agrees and acknowledges that Agent (A) makes no representation or warranty as to the accuracy of any Report and (B) shall not be liable for any information contained in any Report, (iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Credit Parties and will rely significantly upon the books and records of Credit Parties, as well as on representations of Credit Parties' personnel, (iv) agrees to keep all Reports and other material, non-public information regarding Credit Parties and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.10, and (v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Credit Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of any of the Credit Parties; and (B) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, legal fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Credit Party to Agent that has not been contemporaneously provided by such Credit Party to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Credit Party, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Credit Parties the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

10.17. Several Obligations, No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective the Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any participant of any other Lender. Except as expressly provided in this Agreement, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

11.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

11.1. Procedure.

On a weekly basis (or more frequently if requested by Agent (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the Loans as of the end of the Business Day immediately preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance or Protective Advance made by Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender's (a) Pro Rata Revolving Share of the Revolving Loans plus (b) Pro Rata Term Loan A Share of Term Loan A plus (c) Pro Rata Term Loan B Share of Term Loan B, in each case outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender's (a) Pro Rata Revolving Share of the Revolving Loans, plus (b) Pro Rata Term Loan A Share of Term Loan A, plus (c) Pro Rata Term Loan B Share of Term Loan B, in each case outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, on a monthly basis, Agent shall pay to Lenders interest and fees as agreed between Agent and each Lender in a separate agreement with each such Lender.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until all payments are made by such Defaulting Lender to Agent and Borrower as required in this Agreement.

12.	GENERAL PROVISIONS.

12.1. Notices.

All notices or demands to be given under this Agreement shall be in writing and shall be given by hand delivery, by overnight courier, by regular first-class mail or certified mail return receipt requested, addressed to Agent, a Lender or Borrower, as applicable, at the address shown below, or by facsimile to the facsimile number shown below, or at any other address (or to any other facsimile number) designated in writing by one party to the other parties in the manner prescribed in this Section 12.1. All notices or demands sent in accordance with this Section 12.1 by (a) facsimile transmission shall be deemed to have been received when sent, (b) by mail shall be deemed to have been received three Business Days after the date when sent, and (c) by hand delivery or overnight courier service shall be deemed to have been received one Business Day after the date when sent.

If to Borrower:	APPALACHIAN OIL COMPANY, INC. P.O. Box 1500 1992 Highway 75 Blountville, Tennessee 37617 Attn: Ernestine Clark Fax No. (423) 279-6752

with a copy to:	TITAN GLOBAL HOLDINGS, INC. 1700 Jay Ell Drive, Suite 200 Richardson, Texas 75081 Attn: Bryan Chance Fax No. (972) 470-9105

and to:	SICHENZIA, ROSS, FRIEDMAN & FERENCE, LLP 61 Broadway, 32nd Floor New York, New York 10006 Attn: Thomas A. Rose, Esq. Fax No. (212) 930-9725

If to Agent:	GREYSTONE BUSINESS CREDIT II, L.L.C. 152 West 57th Street, 60th Floor New York, New York 10019 Attn: David Hill, Portfolio Manager Fax No. (212) 896-9199

with a copy to:	GOLDBERG KOHN BELL BLACK ROSENBLOOM & MORITZ, LTD. 55 East Monroe Street, Suite 3300 Chicago, IL 60603 Attn: Philip M. Blackman, Esq. Fax No.: (312) 332-2196

If to any Lender	See notice address set forth below such Lender's signature block hereto or as specified in the Assignment and Acceptance

12.2. Severability.

If any provision of this Agreement, or the application thereof to any party or circumstance, is held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

12.3. Know Your Customer.

If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(b) any change in the status of any Credit Party or the composition or ownership of the shareholders or partners of any Credit Party, as the case may be, after the date of this Agreement; or

(c) a proposed assignment or transfer by Agent or any Lender of any of their respective rights and/or obligations under this Agreement to a third party prior to such assignment or transfer,

obliges Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Agent or new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, Borrower shall, promptly upon the request of Agent or such Lender, supply such documentation and other evidence as is reasonably requested by Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of any event described in paragraph (c) above, on behalf of any prospective new Lender) in order for Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable law and regulations pursuant to the transactions contemplated in the Loan Documents.

12.4. Integration.

This Agreement and the other Loan Documents represent the final, entire and complete agreement among Borrower, Agent and the Lenders and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

12.5. Waivers.

The failure of Agent or the Lenders at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Agent or the Lenders later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent, the Lenders or their respective agents or employees, but only by a specific written waiver signed by an authorized officer of Agent and the applicable Lenders, if any, specified by Section 12.6 and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

12.6. Amendment, Waivers and Consents.

(a) No amendment or waiver of any provision of this Agreement or any of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by Agent and Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (or with respect to clauses (i), (ii), (iii) or (iv) below, all directly affected Lenders), do any of the following: (i) increase the Revolving Loan Commitment, Term Loan A Commitment or Term Loan B Commitment of any Lender, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or any fees hereunder, (iv) change the Adjusted Pro Rata Revolving Share, Pro Rata Revolving Share, Pro Rata Share, Pro Rata Term Loan A Share or Term Loan B Share of any Lender, or any minimum requirement necessary for the Agent, Lenders or Required Lenders to take any action hereunder, (v) amend or waive this Section 12.6, or change the definition of Required Lenders, or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Agent's and Required Lenders' approval only is required with any such release pursuant to Section 10.11), release or subordinate any Agent's Liens on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Loan Documents shall in any event be effective, unless in writing and signed by Agent in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (A) for purposes of voting or consenting to matters with respect to this Agreement and the Loan Documents, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender's Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (B) the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of this Section 12.6.

(b) In the event that any consent, waiver or amendment requiring the approval of all Lenders, all directly affected Lenders or Required Lenders as set forth above is agreed to by Agent, but not by all Lenders, all directly affected Lenders or Required Lenders (any such Lender not providing such approval is hereinafter referred to as a "Non-Consenting Lender"), as applicable, or in the event that any Lender is a Defaulting Lender, then in either case Agent may, in its sole discretion, cause any such Non-Consenting Lender or Defaulting Lender to assign its rights and obligations under this Agreement and the Loan Documents to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 12.8; provided, that (i) in the case of a replacement of a Non-Consenting Lender, such new Lender must be willing to consent to the proposed consent, waiver or amendment and (ii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the outstanding Obligations owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) (or such shorter period of time as may be required by Agent in its sole discretion) days of notice by Agent to such Non-Consenting Lender or Defaulting Lender of Agent's intent to cause such Lender to assign its interests hereunder. In the event that any such Non-Consenting Lender or Defaulting Lender fails to execute any documents (including an Assignment and Acceptance) or take any other action required in connection with an assignment required pursuant to this clause (b), such Lender hereby grants to Agent an irrevocable power of attorney, coupled with an interest, authorizing and permitting Agent (acting through any of its officers, employees, attorneys or agents), at any time, at Agent's option, but without obligation, with or without notice to such Lender, and at such Lender's expense, to execute any such document or take any such action, in such Lender's name or otherwise.

12.7. Time of Essence.

Time is of the essence in the performance by Borrower of each and every obligation under this Agreement and the other Loan Documents.

12.8. Attorneys Fees and Costs.

Borrower shall reimburse Agent and the Lenders for all reasonable attorneys' and paralegals' fees (including in-house attorneys and paralegals employed by Agent and the Lenders) and all filing, recording, search, title insurance, appraisal, audit, and other costs incurred by Agent and the Lenders, pursuant to, in connection with, or relating to this Agreement, including all reasonable attorneys' fees and costs Agent and Lenders incur to prepare and negotiate this Agreement and the other Loan Documents; to obtain legal advice in connection with this Agreement and the other Loan Documents or Borrower or any Obligor; for Agent to administer this Agreement and the other Loan Documents (including the cost of periodic financing statement, tax Lien and other searches conducted by Agent); to enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; to commence, intervene in, or defend any action or proceeding; to enforce and protect, or to seek to enforce and protect, any of its rights and interests in any bankruptcy case of any Credit Party or any other Obligor, including by initiating and prosecuting any motion for relief from the automatic stay and by initiating, prosecuting or defending any other contested matter or adversary proceeding in bankruptcy; to file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; to examine, audit, copy, and inspect any of the Collateral or any of any Credit Party's or any other Obligor's books and records; to protect, obtain possession of, lease, dispose of, or otherwise enforce Agent's Liens in the Collateral; and to otherwise represent Agent or any Lender in any litigation relating to Borrower or any Obligor. If Agent, the Lenders or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Agent or the Lenders may be entitled pursuant to this Section 12.8 shall immediately become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

12.9. Benefit of Agreement; Assignability.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns, heirs, beneficiaries and representatives of each of Borrower, Agent and Lenders; provided, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Agent and each Lender, and any prohibited assignment shall be void. No consent by Agent and Lenders to any assignment by Borrower shall release Borrower from its liability for any of the Obligations.

(b) Each Lender may, with the consent of Agent which consent shall be in Agent's sole discretion, but without the consent of any other Lender or Borrower, assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the Loan Documents; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit B (the "Assignment and Acceptance"), and a processing and recordation fee of $3,500 to be paid by the assignee, and (ii) absent the consent of Agent, no such assignment (other than an assignment of all of the Loans and Commitments of such Lender) shall be for less than $2,500,000. Upon such execution and delivery of the Assignment and Acceptance to Agent and satisfaction of the other above noted terms and conditions, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 7.2, which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Obligor or the performance or observance by Borrower or any Obligor of its obligations under this Agreement and the other Loan Documents, (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents that it has requested, together with copies of the financial statements referred to in Section 6.9 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and under the other Loan Documents, (v) such assignee appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent shall, maintain at its address referred to in Section 12.1 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment, Term Loan A Commitment, Term Loan B Commitment and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by the assigning and assignee Lender and consented to by Agent, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) record the information contained therein in the Register and (ii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee's Commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Commitments or Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining Commitments and outstanding Loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(f) Each Lender may, with prior written notice to Agent, sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment, Term Loan A Commitment, Term Loan B Commitment or the Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, and the other the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment, waiver or consent of this Agreement or any other Loan Document.

(g) Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Obligations under the securities laws of the United States of America or of any jurisdiction.

(h) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower.

12.10. Confidentiality.

Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Credit Parties, their operations, assets, and existing and contemplated business plans shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by Agents and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 12.10, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Credit Parties or as requested or required by any governmental authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Agent or any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed to receive such information hereunder subject to the terms of this Section 12.10, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.

12.11. Headings; Construction.

Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

12.12. GOVERNING LAW; CONSENT TO FORUM, ETC.

THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED, AND SHALL BE DEEMED TO HAVE BEEN MADE, IN NEW YORK COUNTY, NEW YORK, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK OR ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER ALSO AGREES THAT ANY CLAIM OR DISPUTE BROUGHT BY BORROWER AGAINST AGENT OR LENDERS PURSUANT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE IN THE MANNER AND SHALL BE DEEMED RECEIVED AS SET FORTH IN SECTION 12.1 FOR NOTICES, TO THE EXTENT PERMITTED BY LAW. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.13. WAIVER OF JURY TRIAL, ETC.

BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL OR ANY CONDUCT, ACTS OR OMISSIONS OF AGENT OR LENDERS OR BORROWER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OR ANY OTHER PERSONS AFFILIATED WITH AGENT OR LENDERS OR BORROWER, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE; (II) THE RIGHT TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND IN ANY ACTION OR PROCEEDING INSTITUTED BY AGENT OR LENDERS WITH RESPECT TO THE LOAN DOCUMENTS OR ANY MATTER RELATING THERETO, EXCEPT FOR COMPULSORY COUNTERCLAIMS; (III) NOTICE PRIOR TO AGENT'S OR LENDERS' TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF THEIR REMEDIES AND (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, Borrower and Lender have signed this Agreement as of the date first set forth above.

APPALACHIAN OIL COMPANY, INC., as Borrower

By:	Bryan Chance
Its President

GREYSTONE BUSINESS CREDIT II, L.L.C., as Agent and a Lender

By:	/s/
Its Authorized Signatory

Term Loan A Commitment: $600,000 Term Loan B Commitment: $4,600,000 Revolving Loan Commitment: $20,000,000

Schedule B-1

Trademarks

Schedule 3.1

Conditions Precedent to the Initial Extension of Credit

[To come, based on Commitment Letter]

Schedule 6.1

Ownership of Borrower; Borrower's Subsidiaries

Schedule 6.2

Borrower's Prior Names and Present and Prior Trade Names

Schedule 6.7

Commercial Tort Claims

Schedule 6.8

Collateral Locations

Schedule 6.12

Litigation

Schedule 6.21

Negative Covenants

Schedule A

Description of Certain Terms

1.	Loan Limits for Revolving Loans:

(a) Maximum Facility Amount:
$20,000,000, minus the outstanding principal balance at such time of (i) Term Loan A, (ii) Term Loan B and (iii) “Term Loan C” under that certain Loan and Security Agreement dated as of December 29, 2006 among Holdings, Titan PCB West, Inc., Titan PCB East, Inc., Oblio Telecom, Inc., Titan Wireless Communications, Inc., Start Talk Inc., Pinless, Inc. and Greystone Business Credit II, L.L.C.

(b) Advance Rates:

(i) Accounts Advance Rate:
90%; provided, that if the Dilution Percentage exceeds 3%, Agent may, at its option (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Reserve in the amount of such excess

(ii) Inventory Advance Rate(s):
The sum of (x) up to 45% of Eligible Inventory consisting of convenience store Inventory valued at the lower of cost and market value plus (y) up to 75% of Eligible Inventory consisting of fuel valued at the lower of cost or market value

	(c) Accounts Sublimit:	Not applicable

	(d) Inventory Sublimits:	All Inventory: $9,000,000 Inventory consisting of convenience store Inventory: $2,100,000

	(e) Credit Accommodation Limit:	$500,000

	(f) Permanent Reserve:	[To be determined]

2.	Term Loans:

(a) Term Loan A

	(i) Principal Amount	$600,000, or if less, 85% of the net appraised forced liquidation value of Borrower's Eligible Equipment consisting of vehicles, tank trailers and trucks as of the Closing Date

(ii) Repayment Schedule:
Term Loan A shall be repaid in consecutive equal monthly installments amortized over 60 months, payable on the first day of each calendar month commencing October, 2007; provided, that if after the date of this Agreement, the unpaid principal balance of Term Loan A exceeds 75% of an Updated Equipment Appraisal, then Borrower shall repay such excess in 6 equal consecutive monthly installments payable on the first day of the month immediately following such determination by Agent (which payments shall be in addition to the regular amortization payments set forth above)

(b) Term Loan B

	(i) Principal Amount	Up to $4,600,000, or if less, 40% of the net appraised value (consisting of vehicles, tank trailers and trucks) of leasehold mortgages and dealer contract rights

(ii) Repayment Schedule:
Term Loan B shall be repaid in consecutive equal monthly installments amortized over 60 months payment on the first day of each calendar month commencing on the first day of the first month immediately following the Term Loan B Advance; provided, that if after the date of this Agreement, the unpaid principal balance of Term Loan B exceeds 40% of any Additional Updated Appraisals of the assets upon which Term Loan B is based, then Borrower shall repay such excess in 6 equal consecutive monthly installments payable on the first day of the month immediately following such determination by Agent (which payments shall be in addition to the regular amortization payments set forth above)

3.	Interest Rates:

	(a) Revolving Loans:	1.5% per annum plus the Prime Rate

	(b) Term Loan A:	1.5% per annum plus the Prime Rate

	(c) Term Loan B:	1.5% per annum plus the Prime Rate

4.	Reserved

5.	Maximum Days for Eligible Accounts:

	(a) Maximum days after original invoice date for Eligible Accounts:	60 days

	(b) Maximum days after original invoice due date for Eligible Accounts:	N/A

6.	Fees:

(a) [Reserved.]

	(b) Closing Fee:	$200,000, which shall be fully earned and payable on the Closing Date

(c) Facility Fees:

	(i) Initial Term Facility Fee:	.675% per annum of the Maximum Facility Amount

	(ii) Renewal Term Facility Fee:	.675% per annum of the Maximum Facility Amount

	(d) Servicing Fee:	.25% per month based on the average daily outstanding principal balance of the Loans and the Credit Accommodation Balance during the immediately preceding month (or part thereof)

(e) Minimum Borrowing Fee:

	(i) Applicable Period:	Each month

	(ii) Minimum Loan Amount:	$10,000,000

	(iii) Date Payable:	The first day of each month

(f) Credit Accommodation Fees:
For documentary letters of credit, 2% of the face amount of the letter of credit for up to the first 60 days (or any part thereof) and 1% of the face amount of such letter of credit for each 30-day period (or any part thereof) thereafter
For standby letters of credit, 2.25% per annum

(g) Warrants:
Agent shall receive warrants to purchase 500,000 shares of common stock of Holdings, which will have an exercise price of $2.00 per share, and will be immediately exercisable and freely transferable by Agent separate from the Facility. Within six months following the closing, the shares of Holdings subject to such warrants will be registered by Holdings with the Securities and Exchange Commission so that they will be freely tradable and shall be listed for trading on the principal market on which Holding's securities are then trading.

(h) Early Termination Fee:
(i) 1% of the Maximum Facility Amount if terminated during the first year of the Initial Term, (ii) 0.50% of the Maximum Facility Amount if terminated during the second year of the Initial Term and (iii) 0.25% of the Maximum Facility Amount if terminated thereafter during the Initial Term or any Renewal Term and prior to the Maturity Date.

	(i) Other Fees:	See Fee Letter, if any

7.	Initial Maturity Date:	September 17, 2010

8.	Agent's Bank:	Such bank as Agent shall from time to time designate as its Bank

9.	Other Inventory Covenants:	N/A

10.	Financial Covenants:
Financial covenants are to be determined within 21 days of the date hereof by agreement of Borrower, Agent and Required Lenders; provided, that if the parties cannot reach a mutually acceptable agreement with respect to financial covenants on or before the twenty-first day following the date hereof, Agent may determine financial covenants in its sole discretion by providing written notice to Borrower of such covenants.

	(a) Capital Expenditure Limitation:	[to be inserted]

(b) Minimum Net Worth Requirement:	[to be inserted]

(c) Minimum Tangible Net Worth:	[to be inserted]

(d) Minimum Working Capital:	[to be inserted]

(e) Minimum Cumulative Net Loss:	[to be inserted]

(f) Minimum Cumulative Net Income:	[to be inserted]

(g) Maximum Leverage Ratio:	[to be inserted]

(h) Additional Financial Covenants:	Debt Coverage Ratio:

Schedule B

Definitions

As used in this Agreement, the following terms have the following meanings:

"Account" has the meaning set forth in the UCC.

"Account Debtor" has the meaning set forth in the UCC.

"Account Proceeds" has the meaning set forth in Section 5.1.

"Accounts Advance Rate" means the percentage set forth in Section 1(b)(i) of Schedule A.

"Accounts Sublimit" means the amount set forth in Section 1(c) of Schedule A.

"Acquisition" means the acquisition by Holdings of the stock of Borrower pursuant to the Purchase Agreement.

"Additional Updated Appraisals" has the meaning set forth in Section 6.16(g).

"Advance Rates" means, collectively, the Accounts Advance Rate and the Inventory Advance Rate.

"Affiliate" means, with respect to any Person, a relative, partner, shareholder, member, manager, director, officer, or employee of such Person, any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person or any other Person affiliated, directly or indirectly, by virtue of family membership, ownership, management or otherwise.

"Agent" has the meaning set forth in the preamble to this Agreement.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Bank" means the bank set forth in Section 8 of Schedule A.

"Agent's Liens" means the Liens granted to Agent, for the benefit of Agent and the Lenders, under the Loan Documents.

"Agreement" and "this Agreement" mean the Loan and Security Agreement of which this Schedule B is a part and the Exhibits and Schedules thereto.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit B.

"Availability" has the meaning set forth in Section 1.1(a)

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

"Blocked Account" has the meaning set forth in Section 5.1.

"Borrower" has the meaning set forth in the preamble to this Agreement.

"Borrower's Address" means P.O. Box 1500, 1992 Highway 75, Bloutville, Tennessee 37617.

"Business Day" means a day other than a Saturday or Sunday or any other day on which Lender or banks in New York are authorized to close.

"Capital Adequacy Charge" has the meaning set forth in Section 2.3(b).

"Capital Adequacy Demand" has the meaning set forth in Section 2.3(b).

"Chattel Paper" has the meaning set forth in the UCC.

"Closing Date" means the date of the making of the initial Loans or the making available the initial Credit Accommodations (whichever occurs first) hereunder.

"Closing Fee" has the meaning set forth in Section 2.2(b).

"Collateral" means all property and interests in property in or upon which a security interest or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of Borrower described in Section 4.1.

"Commercial Tort Claims" has the meaning set forth in the UCC.

"Commitment" means, with respect to each Lender, its Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment, and, with respect to all the Lenders, their Revolving Loan Commitments, their Term Loan A Commitments and their Term Loan B Commitments.

"Credit Accommodation" has the meaning set forth in Section 1.1(a).

"Credit Accommodation Balance" means the sum of (i) the aggregate undrawn face amount of all outstanding Credit Accommodations and (ii) all interest, fees and costs due or, in Agent's estimation, likely to become due in connection therewith.

"Credit Accommodation Fees" has the meaning set forth in Section 2.2(f).

"Credit Accommodation Inventory Reserve Percentage" means with respect to any Inventory, 100% minus the applicable Inventory Advance Rate for such Inventory.

"Credit Accommodation Limit" means the amount set forth in Section 1(e) of Schedule A.

"Credit Parties" means Borrower and each of its Subsidiaries.

"Cummins Accounts" shall mean Accounts owing by Cummins Terminals, Inc. with respect to gas in the pipeline.

"Default" means any event which with notice or passage of time, or both, would constitute an Event of Default.

"Default Rate" has the meaning set forth in Section 2.1.

"Defaulting Lender" means any Lender that fails to make any advance of, or settlement of, any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

"Deposit Account" has the meaning set forth in the UCC.

"Dilution Percentage" means the gross amount of all returns, allowances, discounts, credits, write-offs and similar items relating to Borrower's Accounts computed as a percentage of gross sales, calculated on a ninety (90) day rolling average.

"Disproportionate Advance" has the meaning set forth in Section 1.1(a).

"Document" has the meaning set forth in the UCC.

"Early Termination Fee" has the meaning set forth in Section 8.2.

"Electronic Chattel Paper" has the meaning set forth in the UCC.

"Eligible Account" means, at any time of determination, an Account of Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Agent (provided, that Agent may, in its sole discretion, change the general criteria for acceptability of Eligible Accounts upon at least fifteen days' prior notice to Borrower). An Account of Borrower shall be deemed to meet the current general criteria if (i) neither the Account Debtor nor any of its Affiliates is an Affiliate, creditor or supplier of Borrower; (ii) it does not remain unpaid more than the earlier to occur of (A) the number of days after the original invoice date set forth in Section 5(a) of Schedule A or (B) the number of days after the original invoice due date set forth in Section 5(b) of Schedule A; (iii) the Account Debtor or its Affiliates are not past due on other Accounts owing to Borrower comprising more than 50% of all of the Accounts owing to Borrower by such Account Debtor or its Affiliates; (iv) all Accounts owing by the Account Debtor or its Affiliates do not represent more than [10%] of all otherwise Eligible Accounts (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (iv) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed [10%] of all otherwise Eligible Accounts); (v) no covenant, representation or warranty contained in this Agreement with respect to such Account (including any of the representations set forth in Section 6.4) has been breached; (vi) the Account is not subject to any contra relationship, counterclaim, dispute or set-off (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (vi) shall be considered Eligible Accounts to the extent of the amount thereof which is not affected by such contra relationships, counterclaims, disputes or set-offs); (vii) the Account Debtor's chief executive office or principal place of business is located in the United States or Provinces of Canada which have adopted the Personal Property Security Act or a similar act, unless (A) the sale is fully backed by a letter of credit, guaranty or acceptance acceptable to Agent in its sole discretion, and if backed by a letter of credit, such letter of credit has been issued or confirmed by a bank satisfactory to Agent, is sufficient to cover such Account, and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent or (B) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent; (viii) it is absolutely owing to Borrower and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, retainage or any other repurchase or return basis or consist of progress billings; (ix) Agent shall have verified the Account in a manner satisfactory to Agent; (x) the Account Debtor is not the United States of America or any state or political subdivision (or any department, agency or instrumentality thereof), unless Borrower has complied with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq.) or other applicable similar state or local law in a manner satisfactory to Agent; (xi) it is at all times subject to Agent's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (A) were not, at the time of sale, subject to any Lien except Permitted Liens and (B) have been delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by Borrower and accepted by the Account Debtor; (xii) the Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment; (xiii) the Account Debtor's total indebtedness to Borrower does not exceed the amount of any credit limit established by Borrower or Agent and the Account Debtor is otherwise deemed to be creditworthy by Agent (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (xiii) shall be considered Eligible Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits); (xiv) there are no facts or circumstances existing, or which could reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor's financial condition or impair or delay the collectibility of all or any portion of such Account; (xv) Agent has been furnished with all documents and other information pertaining to such Account which Agent has requested, or which Borrower is obligated to deliver to Agent, pursuant to this Agreement; (xvi) Borrower has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (ii) above; and (xvii) Borrower has not posted a surety or other bond in respect of the contract under which such Account arose.

"Eligible Equipment" means, at any time of determination, Equipment owned by Borrower which is not subject to any Lien (other than the Lien granted to Lender pursuant to the Agreement) and which Agent, in its sole discretion deems to be eligible for borrowing purposes.

"Eligible Inventory" means, at any time of determination, Inventory (other than packaging materials and supplies) of Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Agent (provided, that Agent may, in its sole discretion, change the general criteria for acceptability of Eligible Inventory upon at least fifteen days' prior written notice to Borrower). Inventory of Borrower shall be deemed to meet the current general criteria if (i) it consists of finished goods fuel or convenience store inventory; (ii) it is in good, new and saleable condition; (iii) it is not slow-moving, obsolete, unmerchantable, returned or repossessed; (iv) it is not in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Agent, unless such processor, bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Agent shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Agent's right to gain access thereto; (v) it meets all standards imposed by any governmental agency or authority; (vi) it conforms in all respects to any covenants, warranties and representations set forth in this Agreement; (vii) it is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien; and (viii) it is (a) situated in the continental United States at an Inventory location listed in Section 9 of Schedule A or at another location in the continental United States of which Agent has been notified as required by Section 6.8 or in transit by pipeline so long as Agent has received such agreement with the pipeline operators as Agent shall require.

"Equipment" has the meaning set forth in the UCC.

"ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

"Event of Default" has the meaning set forth in Section 9.1.

"Fee Letter" means that certain letter agreement dated as of the date hereof by Agent and acknowledged by Borrower.

"Fiscal Year" means each twelve (12) month accounting period of Borrower, which ends on December 31 of each year.

"Fixtures" has the meaning set forth in the UCC.

"GAAP" means generally accepted accounting principles as in effect from time to time, consistently applied.

"General Intangibles" has the meaning set forth in the UCC.

"Goods" has the meaning set forth in the UCC.

"Greystone" means Greystone Business Credit II, L.L.C., a Delaware limited liability company.

"Holdings" means Titan Global Holdings, Inc., a Utah corporation.

"Initial Maturity Date" means the date set forth in Section 7 of Schedule A.

"Initial Term" has the meaning set forth in Section 8.1.

"Initial Term Facility Fee" has the meaning set forth in Section 2.2(c).

"Instrument" has the meaning set forth in the UCC.

"Interest Rates" has the meaning set forth in Section 2.1.

"Inventory" has the meaning set forth in the UCC.

"Inventory Advance Rate" means the percentage(s) set forth in Section 1(b)(ii) of Schedule A.

"Inventory Sublimit" means the amount(s) set forth in Section 1(d) of Schedule A.

"Investment Property" has the meaning set forth in the UCC.

"Issuing Lender" means Greystone or any other Lender or Affiliate of Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become Issuing Lender for the purpose of issuing Credit Accommodations.

"Lender" has the meaning set forth in the preamble to this Agreement.

"Lender Group" means, individually and collectively, each of the Lenders (including Issuing Lender) and Agent.

"Lender Group Expenses" has the meaning set forth in Section 10.7.

"Letter-of-Credit Right" has the meaning set forth in the UCC.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including rights of sellers under conditional sales contracts or title retention agreements and reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

"Loan Account" has the meaning set forth in Section 2.4.

"Loan Documents" means, collectively, this Agreement, the Fee Letter, the Agreement Among Certain Lenders, and all notes, guaranties, security agreements, pledge agreements, certificates, landlord's agreements, Lock Box and Blocked Account agreements and all other agreements, documents and instruments now or hereafter executed or delivered by Borrower or any Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

"Loan Limits" means, collectively, the Availability limits and all other limits on the amount of Loans and Credit Accommodations set forth in this Agreement.

"Loans" means, collectively, the Revolving Loans and the Term Loans.

"Lock Box" has the meaning set forth in Section 5.1.

"Maturity Date" has the meaning set forth in Section 8.1.

"Maximum Facility Amount" means the amount set forth in Section 1(a) of Schedule A.

"Minimum Borrowing Fee" has the meaning set forth in Section 2.2(e).

"Minimum Loan Amount" means the amount set forth in Section 6(e)(ii) of Schedule A.

"Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Agent or the Lenders, in connection with this Agreement and the other Loan Documents, whether arising from an extension of credit, opening of a Credit Accommodation, guaranty, indemnification or otherwise (including all fees, costs and other amounts which may be owing to issuers of Credit Accommodations and all taxes, duties, freight, insurance, costs and other expenses, costs or amounts payable in connection with Credit Accommodations or the underlying goods), whether direct or indirect, whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute, including all interest, charges, expenses, fees (including attorney's fees) and any other sums chargeable to Borrower under this Agreement or under any other Loan Document.

"Obligor" means any guarantor, endorser, acceptor, surety or other Person liable on, or with respect to, the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

"Permitted Liens" means: (i) purchase money security interests in specific items of Equipment in an aggregate amount not to exceed the limit set forth in Schedule 6.21; (ii) leases of specific items of Equipment in an aggregate amount not to exceed the limit set forth in Schedule 6.21; (iii) Liens for taxes not yet due and payable; (iv) additional Liens which are fully subordinate to the security interests of the Lenders and are consented to in writing by Agent; (v) security interests being terminated concurrently with the execution of this Agreement; (vi) Liens of materialmen, mechanics or carriers (but excluding Liens in favor of warehousemen) arising in the ordinary course of business and securing obligations which are not delinquent; (vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (i) or (ii) above; provided, that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and (ix) security deposits posted in connection with real property leases or subleases. Agent will have the right to require, as a condition to its consent under clause (iv) above, that the holder of the additional Lien sign an intercreditor agreement in form and substance satisfactory to Agent, in its sole discretion, acknowledging that the Lien is subordinate to the security interests of Agent, and agreeing not to take any action to enforce its subordinate Lien so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate Lien shall also constitute an Event of Default under this Agreement.

"Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

"Pre-Settlement Determination Date" has the meaning set forth in Section 11.1.

"Prime Rate" means, at any given time, the prime rate as quoted in The Wall Street Journal as the base rate on corporate loans posted as of such time by at least 75% of the nation's 30 largest banks (which rate is not necessarily the lowest rate offered by such banks).

"Proceeds" has the meaning set forth in the UCC.

"Pro Rata Revolving Share" means, at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Revolving Loan Commitment (or if the Revolving Loan Commitment has then been terminated, the outstanding principal amount of the Revolving Loans and the Credit Accommodation Balance) of such Lender at such time and the denominator of which shall be the aggregate Revolving Loan Commitments (or if the Revolving Loan Commitment has then been terminated, the aggregate outstanding principal amount of the Revolving Loans and the Credit Accommodation Balance) of all Lenders at such time.

"Pro Rata Share" means, at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment (or if the Revolving Loan Commitment has then been terminated, the outstanding principal amount of the Revolving Loans and the Credit Accommodation Balance), the Term Loan A Commitment (or if the Term Loan A Commitment has then been terminated, the outstanding principal amount of the Term Loan A) of such Lender at such time and the Term Loan B Commitment (or if the Term Loan B Commitment has then been terminated, the outstanding principal amount of Term Loan B) of such Lender at such time and the denominator of which shall be the Maximum Facility Amount at such time.

"Pro Rata Term Loan A Share" means, at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Term Loan A Commitment (or if the Term Loan A Commitment has then been terminated, the outstanding principal amount of the Term Loan A) of such Lender at such time and the denominator of which shall be the aggregate Term Loan A Commitments (or if the Term Loan A Commitment has then been terminated, the aggregate outstanding principal amount of the Term Loan A) of all Lenders at such time.

"Pro Rata Share" means, at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment (or if the Revolving Loan Commitment has then been terminated, the outstanding principal amount of the Revolving Loans and the Credit Accommodation Balance), the Term Loan B Commitment (or if the Term Loan B Commitment has then been terminated, the outstanding principal amount of the Term Loan B) of such Lender at such time and the Term Loan A Commitment (or if the Term Loan A Commitment has then been terminated, the outstanding principal amount of Term Loan A) of such Lender at such time and the denominator of which shall be the Maximum Facility Amount at such time.

"Pro Rata Term Loan B Share" means, at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Term Loan B Commitment (or if the Term Loan B Commitment has then been terminated, the outstanding principal amount of the Term Loan B) of such Lender at such time and the denominator of which shall be the aggregate Term Loan B Commitments (or if the Term Loan B Commitment has then been terminated, the aggregate outstanding principal amount of the Term Loan A) of all Lenders at such time.

"Protective Advances" has the meaning set forth in Section 1.1(b).

"Purchase Agreement" means the Stock Purchase Agreement dated as of July 11, 2007 among Borrower, The James R. MacLean Revocable Trust, Sara G. MacLean, The Linda R. MacLean Irrevocable Trust, Jeffrey H. Benedict and Titan Global Holdings, Inc.

"Register" has the meaning set forth in Section 12.9(d).

"Related Agreements" means the Purchase Agreement and all documents, instruments and agreements executed in connection with the Related Transactions.

"Related Transactions" means the acquisition by Holdings of the stock of Borrower pursuant to the Purchase Agreement, the acquisition by YA Land Holdings, LLC and YA Land Holdings 7, LLC of certain real property to be leased to Borrower and the financing by YA Global Investments, LLC of YA Land Holdings, LLC and YA Land Holding 7, LLC.

"Released Parties" has the meaning set forth in Section 7.1.

"Renewal Term" has the meaning set forth in Section 8.1.

"Renewal Term Facility Fee" has the meaning set forth in Section 2.2(c).

"Report" and "Reports" each have the meaning set forth in Section 10.16(a).

"Required Lenders" means, at any time, the Lenders whose aggregate Pro Rata Shares exceed (i) all Lenders, if the total number of Lenders at such time is less than or equal to two, (ii) two out of three Lenders, if the number of Lenders at such time is three, or (iii) Lenders whose aggregate Pro Rata Shares exceed 50%, if the number of Lenders at such time is greater than three.

"Reserves" has the meaning set forth in Section 1.2.

"Revolving Loan Commitment" means, with respect to each Lender, its Revolving Loan Commitment, and with respect to all the Lenders, their "Revolving Loan Commitments," in each case as such dollar amounts are set forth beside each Lender's name on the signature pages to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.9.

"Revolving Loans" has the meaning set forth in Section 1.1(a).

"Sale" has the meaning set forth in Section 9.2.

"Sellers" means collectively, The James R. MacLean Revocable Trust, Sara G. MacLean, The Linda R. MacLean Irrevocable Trust and Jeffrey H. Benedict.

"Servicing Fee" has the meaning set forth in Section 2.2(d).

"Settlement Date" has the meaning set forth in Section 11.1.

"Subsidiary" means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination.

"Supporting Obligations" has the meaning set forth in the UCC.

"Tangible Chattel Paper" has the meaning set forth in the UCC.

"Term" means the period commencing on the date of this Agreement and ending on the Maturity Date.

"Term Loan A" has the meaning set forth in Section 1.1(c).

"Term Loan A Advance" has the meaning set forth in Section 1.1(c).

"Term Loan A Commitment" means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all the Lenders, their "Term Loan A Commitments," in each case as such amounts are set forth beside such Lender's name on the signature pages to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.9.

"Term Loan B" has the meaning set forth in Section 1.1(d).

"Term Loan B Advance" has the meaning set forth in Section 1.1(d).

"Term Loan B Commitment" means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all the Lenders, their "Term Loan B Commitments," in each case as such amounts are set forth beside such Lender's name on the signature pages to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.9.

"Term Loans" means collectively Term Loan A and Term Loan B.

"Trademarks" means the trademarks owned by Borrower and described in Schedule B-1.

"UCC" means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York.

"Updated Equipment Appraisal" has the mean set forth in Section 6.16(g).

"Updated Inventory Appraisal" has the meaning set forth in Section 6.16(g).

"Warrants" has the meaning set forth in Section 2.2(g).

"Waterfall Event" means the occurrence of any of the following: (i) an Event of Default under clauses (vii) or (viii) of Section 9.1; (ii) an Event of Default under clause (ii) of Section 9.1 as a result of the failure to pay in full all of the monetary Obligations on the Maturity Date; or (iii) any Event of Default under Section 9.1 and the election by Agent and the Required Lenders to declare the Obligations to be due and payable prior to their schedules maturity date or to terminate the Revolving Loan Commitment pursuant to Section 8.2.

All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the UCC, to the extent such terms are defined therein. The term "including," whenever used in this Agreement, shall mean "including but not limited to." The singular form of any term shall include the plural form, and vice versa, when the context so requires. References to Sections, subsections, Exhibits and Schedules are to Sections and subsections of, and Exhibits and Schedules to, this Agreement. All references to agreements and statutes shall include all amendments, supplements, restatements and other modifications thereto (except, with respect to such agreements, to the extent to such amendments, supplements, restatements or other modifications are prohibited by this Agreement) and successor statutes in the case of statutes.

Exhibit A

FORM OF TERM NOTE A

$______________	____________, Tennessee
_____________, ____

FOR VALUE RECEIVED, the undersigned, APPALACHIAN OIL COMPANY, INC., a Tennessee corporation ("Borrower"), hereby unconditionally promises to pay to the order of _____________________________ ("Lender"), having an address at __________________________________________, or at such other place as the holder of this Term Note A ("Term Note A") may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of ________________________ and __/100 Dollars ($____________). Reference is hereby made to the Loan and Security Agreement among Borrower, Greystone Business Credit II, L.L.C., as Agent, and the Lenders Party thereto of even date herewith (as it may be amended, supplemented or modified from time to time, the "Loan Agreement") for a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid. This Term Note A evidences a Term Loan A Advance described in the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

The outstanding principal balance of this Term Note A shall be payable in full on the Maturity Date. Prior thereto, the Term Note A shall be repayable as set forth in the Loan Agreement.

Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full hereof at the per annum rate rates, and on the dates, specified in the Loan Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof. Changes in the interest rate provided for herein which are due to changes in the Prime Rate shall be effective on the date of the change in the Prime Rate.

Notwithstanding anything to the contrary contained herein, the aggregate of all interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrower any such excess interest received by Lender.

Subject to Section 8.2 of the Loan Agreement, Borrower may, prepay the outstanding principal balance hereof in whole or in part. Any partial prepayment of Term Loan A shall be applied to the Obligations as provided in the Loan Agreement.

Payments received by Lender from Borrower on this Term Note A shall be applied to the Obligations as provided in the Loan Agreement.

Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are hereby waived by Borrower.

This Term Note A shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York. If any provision of this Term Note A or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Term Note A, which shall continue in full force and effect. Whenever in this Term Note A reference is made to Agent, Lender(s) or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns. The provisions of this Term Note A shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and permitted assigns.

APPALACHIAN OIL COMPANY, INC.

By:
Its

Exhibit B

FORM OF TERM NOTE B

$______________	____________, Tennessee
_____________, ____

FOR VALUE RECEIVED, the undersigned, APPALACHIAN OIL COMPANY, INC., a Tennessee corporation ("Borrower"), hereby unconditionally promises to pay to the order of _____________________________ ("Lender"), having an address at __________________________________________, or at such other place as the holder of this Term Note B ("Term Note B") may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of ________________________ and __/100 Dollars ($____________). Reference is hereby made to the Loan and Security Agreement among Borrower, Greystone Business Credit II, L.L.C., as Agent, and the Lenders Party thereto of even date herewith (as it may be amended, supplemented or modified from time to time, the "Loan Agreement") for a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid. This Term Note B evidences a Term Loan B Advance described in the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

The outstanding principal balance of this Term Note B shall be payable in full on the Maturity Date. Prior thereto, the Term Note B shall be repayable as set forth in the Loan Agreement.

Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full hereof at the per annum rate rates, and on the dates, specified in the Loan Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof. Changes in the interest rate provided for herein which are due to changes in the Prime Rate shall be effective on the date of the change in the Prime Rate.

Notwithstanding anything to the contrary contained herein, the aggregate of all interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrower any such excess interest received by Lender.

Subject to Section 8.2 of the Loan Agreement, Borrower may, prepay the outstanding principal balance hereof in whole or in part. Any partial prepayment of Term Loan B shall be applied to the Obligations as provided in the Loan Agreement.

Payments received by Lender from Borrower on this Term Note B shall be applied to the Obligations as provided in the Loan Agreement.

Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are hereby waived by Borrower.

This Term Note B shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York. If any provision of this Term Note B or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Term Note B, which shall continue in full force and effect. Whenever in this Term Note B reference is made to Agent, Lender(s) or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns. The provisions of this Term Note B shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and permitted assigns.

APPALACHIAN OIL COMPANY, INC.

By:
Its

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE